UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 21, 2019, at 10:00 a.m. US Pacific Time (Friday, November 22, 2019, at 5:00 a.m. Australian Eastern Time) in ResMed’s US corporate office located at 9001 Spectrum Center Boulevard, San Diego, California 92123, USA.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF  RESMED  INC.

Date:	Thursday, November 21, 2019, at 10:00 a.m. US Pacific Time Friday, November 22, 2019, at 5:00 a.m. Australian Eastern Time

Location:	ResMed’s US corporate office 9001 Spectrum Center Boulevard San Diego, CA 92123 USA

Items of business:	1.

Elect three directors, each to serve until our 2022 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2019 annual meeting are Carol Burt, Jan De Witte, and Rich Sulpizio.

	2.	Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.
	3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).
	4.	Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 26, 2019, at 4:00 p.m. US Eastern Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. US Eastern Time on Thursday, September 26, 2019, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2019 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 21, 2019, at 10:00 a.m. US Pacific Time (Friday, November 22, 2019, at 5:00 a.m. Australian Eastern Time) in ResMed’s US corporate office located at 9001 Spectrum Center Boulevard, San Diego, CA 92123 USA. If you held shares of our stock on September 26, 2019, we invite you to attend the annual meeting and vote on the proposals described below under the heading “Voting matters and board recommendations.” You do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities, on the internet, and to mail notice and access materials on or about October 8, 2019.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on November 21, 2019.

Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 8, 2019. You can review our 10-K on our website, at investor.resmed.com, and at the website where our proxy materials, including the notice of the annual meeting and this proxy statement are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

Voting matters and board recommendations:

Matter	Vote recommendation
Elect the 3 nominees identified in this proxy statement to the board of directors (page 8)	FOR each director nominee
Ratify selection of independent registered public accountants (page 17)	FOR
Advisory vote to approve executive compensation (page 18)	FOR

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 26, 2019, the record date for our annual meeting. As of the record date, there were 143,769,176 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from your broker giving you that right, and must satisfy the annual meeting admission criteria described below.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically instruct the broker how to vote. We encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

If you are a holder of common stock listed on the New York Stock Exchange, or NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record

If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

Shares held in “street name”

If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.

Holders of CUFS or CDIs listed on the ASX

If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes for the following time zones:

•	In Australia at 10:00 a.m., November 18, 2019 Australian Eastern Daylight Time for holders of CHESS Units of Foreign Securities listed on the ASX.
•	In the US at 11:59 p.m., November 20, 2019 US Eastern Standard Time for shares traded on the NYSE

How do I vote in person at the annual meeting?

If you attend our annual meeting and want to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in street name, or if you hold CUFS or CDIs, you must bring a legal proxy from the record holder of the shares (which is the broker, other nominee, or CHESS nominee), authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record	•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
	•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•

Revoking by internet or by telephone before the following times:

•    In Australia by 10:00 a.m. AU Eastern Time on November 18, 2019, for holders of CHESS Units of Foreign Securities listed on the ASX

•    In the United States by 11:59 p.m. US Eastern Time on November 20, 2019, for shares traded on the NYSE

	•	Attending the 2019 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.
Stock held by brokers, banks and nominees; and CUFS or CDIs

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the three nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory votes on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote to approve our executive compensation as these matters are determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 143,769,176 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 143,769,176 votes may be cast on each matter to be considered at our annual meeting, and at least 71,884,588 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020 requires the affirmative vote of a majority of the votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 – The advisory vote to approve our executive compensation, (“say-on-pay” vote), requires the affirmative vote of a majority of the votes cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and on our executive compensation principles, policies and procedures.

Who pays the costs of proxy solicitation?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting at our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes nine directors. As previously announced, our director Jack Wareham intends to resign from the board effective at the annual meeting, which is before his 3-year term is scheduled to end in November 2020. Our board has reduced the number of authorized directors to eight effective immediately following the annual meeting. Mr. De Witte was appointed to the board effective as of May 16, 2019, and is standing for re-election.

Our board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2019 has three members: Carol Burt, Jan De Witte, and Rich Sulpizio. On the nominating and governance committee’s recommendation, our board has nominated Carol Burt, Jan De Witte, and Rich Sulpizio, as directors for election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2022 annual meeting or until the director’s earlier death, disability, resignation, or removal.

We are soliciting proxies in favor of these nominees and proxies will be voted for them unless the proxy otherwise specifies. If Carol Burt, Jan De Witte, or Rich Sulpizio becomes unable or unwilling to serve as director, the proxies will be voted for the election of another person, if any, that the board designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 26, 2019	Position
Carol Burt	2019	61	Director and nominee for re-election
Jan De Witte	2019	55	Director and nominee for re-election
Rich Sulpizio	2019	69	Director and nominee for re-election
Michael Farrell	2020	47	Chief executive officer and director
Karen Drexler	2020	59	Director
Peter Farrell	2021	77	Founder and chairman of the board
Harjit Gill	2021	54	Director
Ron Taylor	2021	71	Lead director

The following biographical information is furnished with regard to our directors (including nominees) as of September 26, 2019.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2022 annual meeting:

Carol Burt has served as ResMed’s director since November 2013, and is chair of its audit committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, has served as a senior advisor and operating council member to Consonance Capital Partners, a New York-based private equity firm focused on investing in the U.S. healthcare industry.

In addition to ResMed, Ms. Burt serves on the boards of IQVIA (NYSE: IQV), a global leader in healthcare information, innovative technology solutions, and contract research services; and WellDyne RX, a privately held pharmacy benefit management company, where she chairs the audit committee. Previously, she served on the public boards of Envision Healthcare, Inc., WellCare Health Plans, Inc. (NYSE: WCG), Vanguard Health Systems, Inc., Transitional Hospitals Corporation, and privately held KEPRO.

Ms. Burt was formerly an executive of WellPoint, Inc., now Anthem, Inc (NYSE: ANTM), where she served from 1997 to 2007, most recently as WellPoint’s senior vice president of corporate finance and development. She was a member of the executive team that built WellPoint from a small single-state Blue Cross plan to one of the country’s leading health benefits companies with nationwide reach, revenues of $61 billion, and market cap of $50 billion. She was responsible for Wellpoint’s corporate strategic planning and execution; mergers and acquisitions; strategic investments; finance, treasury, and real estate management; financial services and international insurance businesses.

Before WellPoint, Ms. Burt was senior vice president and treasurer of American Medical Response, overseeing its sale to Laidlaw, Inc. Previously, she spent 16 years at Chase Securities, Inc., now JP Morgan Chase & Co (NYSE: JPM), most recently as managing director and head of the Health Care Investment Banking Group. She founded and built Chase’s Health Care Group into the industry leader in health care financing.

Ms. Burt is a member of Women Corporate Directors, Women’s Forum, and the National Association of Corporate Directors. She most recently served as chair of the Fortune 1000 Working Group for the Women’s Leadership Foundation of Colorado. Over the years, Ms. Burt has served in leadership positions on numerous not-for-profit boards including current chair for The Nature Conservancy of Colorado.

Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 35 years of experience in executive management, operations, strategy, mergers and acquisitions, corporate finance, accounting, and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led the board to the conclusion that she should serve as a director.

Jan De Witte has served as ResMed’s director since May 2019, and is a member of its audit committee.

Mr. De Witte is CEO and a member of the board of directors of Barco (EBR: BAR), a global leader in advanced visualization solutions for Healthcare, Entertainment and Enterprise with headquarters in Belgium, positions he has held since October 2016.

Mr. De Witte is a global leader in service, solution, and software business who over the past 30 years has served in a variety of operational and business leadership roles.

Before joining Barco in October 2016, Mr. De Witte was an officer of the General Electric Company (NYSE: GE), and CEO of its healthcare division’s software and solutions business. During his 17-year tenure with GE, he worked in management and CEO roles in manufacturing, supply chain, quality/lean six sigma, services, and software solutions, covering business responsibilities across Europe, Middle East, China, Asia-Pacific, and the Americas. While at GE, he and his family lived in Belgium, London, Chicago, Milwaukee, and Paris.

Before GE, Mr. De Witte held operational management positions in supply chain and manufacturing at Procter & Gamble (NYSE: PG) in Europe. He also served as senior consultant with McKinsey & Company serving clients in airline, process, and high-tech industries across Europe.

Mr. De Witte holds a Master’s degree in electromechanical engineering with Greatest Distinction from the KU Leuven in Belgium, and an MBA from Harvard Business School.

Mr. De Witte’s skills and experience, particularly his over 20 years of experience in executive management, operations, and software operations; his position as a current operating CEO; and his international business experience, led the board to the conclusion that he should serve as a director.

Rich Sulpizio has served as ResMed’s director since August 2005. He is chair of its compensation committee, and a member of its nominating and governance committee.

Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. (NASDAQ: QCOM) in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and COO. In 2002, he rejoined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as president in 2005 of MediaFLO USA, Inc. a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. His last assignment, from December 2009 to November 2013, was president and CEO of Qualcomm Enterprise Services (QES), which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation (NYSE: UIS) and Fluor Corporation (NYSE: FLR).

From 2009 through 2018, Mr. Sulpizio served as a director of CA, Inc. (NASDAQ: CA), an information technology management software company. He currently serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center.

He holds a B.A. from California State University, Los Angeles, and an M.S. in systems management from the University of Southern California.

Mr. Sulpizio’s experience and skills, particularly his experience with high growth technology companies, executive and board experience with software businesses, and international business experience, led the board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2020 annual meeting:

Michael “Mick” Farrell was appointed ResMed’s CEO and has served as a director since March  2013. He joined the company in 2000, serving as president of the Americas region from 2011 to 2013, senior vice president of the global sleep apnea business unit from 2007 to 2011, and various senior roles in marketing and business development.

Before joining ResMed, Mick worked in management consulting, biotechnology, chemicals and metals manufacturing at companies including Arthur D. Little, Sanofi Genzyme, DowDuPont, and BHP Billiton.

Mick serves on the board of directors of ResMed, the Advanced Medical Technology Association (AdvaMed) and Zimmer Biomet (NYSE: ZBH), a multibillion dollar public company that provides implantable musculoskeletal medical devices for patients globally. He is also a member of two committees at Zimmer Biomet: Nominating and Governance as well as Compensation and Management Development. He also volunteers as a trustee for non-profit organizations: UC San Diego Foundation, Rady Children’s Hospital, the La Jolla Playhouse, and Father Joe’s Villages in San Diego, California.

Mick holds a bachelor of engineering with first-class honors from the University of New South Wales, a Master of Science in chemical engineering from the Massachusetts Institute of Technology, and a Master of Business Administration from the MIT Sloan School of Management.

Mr. Farrell’s skills and 19 years’ experience with ResMed and over 23 years’ experience with healthcare and manufacturing industries provides him with a unique and deep understanding of our operations, technology and market, and led the board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Karen Drexler has served as ResMed’s director since November 2017, and is a member of its compensation committee.

Ms. Drexler is CEO and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. She has been on its board since 2014, and became CEO in 2016.

Ms. Drexler also serves on the board of directors of Tivic Health, a bioelectric medicine company focused on relief of sinus pain and pressure. From 2011 to late 2017, she served as chairman of the board of Hygieia, Inc., a private digital insulin therapy company, and remains involved as an advisor to the CEO. She also acts as a senior strategic advisor for other early-stage companies, and is on the board of advisors for the Keller Center for Innovation in Engineering Education at Princeton University.

Ms. Drexler has served on numerous private company boards in the fields of diagnostics, medical devices, and digital health. She is an active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders, and a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science Council for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard, and StartX, she interacts with many promising young medtech companies.

Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Before Amira Medical, she held management roles at LifeScan and played a key role in its sale to Johnson & Johnson (NYSE: JNJ).

Ms. Drexler graduated magna cum laude with a B.S.E. in chemical engineering from Princeton University, and earned an M.B.A. with honors from the Stanford University Graduate School of Business.

Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in technology and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Directors continuing in office until our 2021 annual meeting:

Peter Farrell is ResMed’s founder and chairman of the board. He has been board chairman and a director since ResMed’s inception in June 1989.

Dr. Farrell served as CEO from July 1990 until December 2007, and from February 2011 until March 2013. He served as executive board chairman from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

Before founding ResMed, Dr. Farrell served as vice president of research and development at various subsidiaries of Baxter International, Inc. (NYSE: BAX), from July 1984 to June 1989, and managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary, from August 1985 to June 1989. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship. He served on the Visiting Committee of the Harvard/Massachusetts Institute of Technology Health Sciences & Technology Program from 1998 through 2018, and currently serves on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell serves as independent board chairman at Arcturus Therapeutics Ltd (NASDAQ: ARCT), an RNA therapeutics company, and is a director of Evolus, Inc. (NASDAQ:EOLS), a performance beauty company with a customer-centric approach focused on delivering breakthrough products, currently marketing a product that competes with onabotulinumtoxinA (BOTOX). He also serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He is also chair of WaveGuide, a startup leveraging nuclear magnetic resonance technology developed within Harvard’s School of Physics.

Dr. Farrell’s past board appointments includes his service as director of NuVasive, Inc. (NASDAQ: NUVA), which develops and markets products for the surgical treatment of spine disorders from 2005 through 2018.

Dr. Farrell is a fellow or honorary fellow of several professional bodies. In 2012, he became an elected member of the National Academy of Engineering and joined the board of trustees of Scripps Research. He was named 2005 U.S. National Entrepreneur of the Year for Health Sciences, 2001 Australian Entrepreneur of the Year, and 1998 San Diego Entrepreneur of the Year for Health Sciences. He has served on the Executive Council of the Division of Sleep Medicine at Harvard Medical School since 1998, served as vice chairman from 2000 until 2010, and chairman until May 2013.

Dr. Farrell has a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from MIT, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle, and a D.Sc. from the University of New South Wales, Sydney, for research contributions in the field of treatment with the artificial kidney.

Dr. Farrell’s son, Michael Farrell, is ResMed’s chief executive officer and one of its directors.

Dr. Farrell’s role as our founder and chief executive officer for more than 20 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. These experiences and skills led our board to the conclusion that he should serve as a director.

Harjit Gill has served as ResMed’s director since November 2018, and is a member of its compensation committee.

Ms. Gill is CEO of the Asia Pacific Medical Technology Association (APACMed), the first and only regional association to provide a unified voice for the medical device, equipment, and in-vitro diagnostics industry in Asia Pacific. Since 2016, she has been an advisor to Delmedica Investments, a Singapore-based company focused on respiratory healthcare and inventors of the X-Halo breath thermometer. She is also a member of the board of directors of Apollo Education and Training, a private company providing English teaching in Vietnam, where she has served since 2017. She is the current Chapter Chair Gold of the YPO Singapore Chapter.

From 2015 to 2016, Ms. Gill served as chief operations and marketing officer for HTC, Taiwan (OTCMKTS: HTCKF). From 1990 to 2015, she worked for Royal Philips (NYSE: PHG) in various roles. From 2012 to 2015, she was executive vice president and chief executive officer for Philips ASEAN & Pacific, based in Singapore, responsible for Healthcare/Lighting and Consumer Lifestyle. From 2009 to 2012, she was senior vice president of International Sales, and from 2006 to 2009, was vice president of Asia for Philips Consumer Lifestyle Products. Before 2006, she held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics.

From 2012 to January 2018, Ms. Gill served as a board member of the National University of Singapore, Entrepreneurship Committee. From 2012 to 2015, she was a board member of the Singapore International Chamber of Commerce. She was also a 2014-15 member of the World Economic Forum South East Asia Council.

Ms. Gill has a bachelor of arts (honors) in combined studies from the University of Manchester.

Ms. Gill’s executive and operational experience and skills led our board to the conclusion that she should serve as a director, particularly her background in consumer healthcare, her international experience, and her broad experience in sales marketing and operations.

Ron Taylor has served as our director since January 2005 and our independent lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our audit committee.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals.

Mr. Taylor served as a director of Allergan plc, a NYSE-listed specialty pharmaceutical company from 1994 until May 2018. During his tenure he served on the audit, compensation, and nominating and governance committees. From 1998 through 2014, he served as a director of Red Lion Hotels Corporation and was at various times a member of the nominating and governance, compensation and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 publicly and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation and governance committees.

Mr. Taylor’s experience and skills as a public medical technology company CEO, venture capital experience, and board experience, led the board to the conclusion that he should serve as a director.

Proposal 2: Ratification of selection of KPMG LLP as our independent registered public accounting firm for fiscal year ending June 30, 2020

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2020.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Background

As required by section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement. This proposal is commonly known as a “say-on-pay” proposal. We currently provide an annual say-on-pay vote for our stockholders. Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and considers voting results on the say-on-pay proposal when making its executive compensation decisions. The board has adopted a policy of providing for annual say-on-pay advisory votes, and our stockholders have twice—in and 2017—voted to prefer an annual frequency of these votes. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2020 annual meeting of stockholders.

The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence

Our board has determined that seven of our nine current directors, Carol Burt, Karen Drexler, Harjit Gill, Jan De Witte, Rich Sulpizio, Ron Taylor and Jack Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the NYSE’s listing standards, and that each member of the audit committee is independent as required by the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a non-executive employee, the father of Michael Farrell, and was an executive officer through January 2014.

The following specific relationships or transactions were considered by our board in making its independence decisions, and the board concluded none of them impaired independence:

•

Tenure. Two of the 6 continuing independent directors are long-tenured. Rich Sulpizio and Ron Taylor each joined our board in 2005, and so have each served for 14 years. Jack Wareham also joined our Board in 2005 but is not standing for re-election at the annual meeting.  The board considers that the length of their tenure has not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board. Our board determined that these matters did not prevent Messrs. Sulpizio, Taylor, or Wareham from being considered independent under applicable standards.

The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance. The average tenure of all our other continuing independent directors is less than 2.5 years, and the average tenure of all our continuing independent board members, combined, is only 6.5 years.

•

Board refreshment. The board follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee reviews and regularly updates a matrix of directors’ skillsets, based on factors the board deems important to oversee management and our strategic goals. The committee makes recommendations to the board regarding plans for director succession. In each of the last three years, a long-tenured board member was replaced. While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure.

Meetings and director attendance

During fiscal year 2019, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: seven meetings;
•	Compensation committee: five meetings;
•	Audit committee: ten meetings; and
•	Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All of our directors were present for our 2018 annual stockholders meeting, except one director who was not standing for re-election. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function, including with respect to cybersecurity, is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically update the board about significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk, code of conduct, ethics and legal compliance, and internal controls over financial reporting.
Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

Since 2013, we have separated the roles of board chairman and chief executive officer. Peter Farrell has served as our chairman of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013. In March 2013, on the appointment of Michael Farrell as our new chief executive officer, Peter Farrell resigned as chief executive officer, and continued in the role of executive chairman. In January 2014, Peter Farrell ceased serving as an executive officer; since then he has served as a non-officer employee and as non-executive chairman of the board.

The board continues to believe that having Peter Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Peter Farrell is our founder, has been our chairman since our founding in 1989, and previously served as our chief executive officer for over 20 years. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Peter Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s role as an employee, or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that Peter Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. Seven of our nine current directors (and six of our eight continuing directors) are independent, which provides a counterbalance to a non-independent employee chairman. Those independent directors meet in executive session, alone, at each board meeting. The role of our lead director provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are: to preside over board meetings in the absence of the chairman; call, establish the agenda for, and preside over meetings of the independent directors; act as a liaison between the independent directors and chairman; guide the chairman on board meeting agendas as well as the adequacy of information to be presented; communicate with stockholders as appropriate; and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com.

Below is a summary of our current committee structure and membership information.

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	-	-	chair
Jan De Witte	-	-	member
Karen Drexler	member	-	-
Harjit Gill	member	-	-
Rich Sulpizio	chair	member	-
Ron Taylor	-	chair	member
Jack Wareham	-	member	member

We anticipate that, after the annual meeting, assuming stockholders elect the director candidates nominated by the board, our committee structure will change to the following:

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	-	member	chair
Jan De Witte	-	-	member
Karen Drexler	member	-	-
Harjit Gill	member	-	-
Rich Sulpizio	chair	member	-
Ron Taylor	-	chair	member

Compensation committee

Currently, the compensation committee consists of Rich Sulpizio (chair), Karen Drexler and Harjit Gill. From July through November 2018, our former director Dr. Gary Pace was a member of the committee. He did not stand for re-election in November 2018 and Harjit Gill began serving as a member on her election to the board in November 2018. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;
•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief people officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2019, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook is engaged directly by the committee to render advisory services and to serve as the committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2019, these compensation matters included:

•	our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants;
•	aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;
•	board compensation, including board fees and equity grants;
•	industry trends, best practices, and regulatory changes; and
•	companies included in our peer group for competitive comparisons.

During fiscal year 2019, FW Cook did not provide any services other than compensation-related matters.

During fiscal year 2019, Aon plc provided the committee with calculations of total shareholder return to evaluate performance metrics under our performance stock units.

The committee has reviewed the independence of FW Cook and Aon, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Aon is independent and that no conflict of interest exists that would prevent them from providing independent and objective advice to the committee.

During fiscal year 2019, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief people officer, and our chief administrative officer and global general counsel, authority to approve the annual, promotional and new hire equity award grants to employees who were not officers and whose compensation is not reviewed by the committee, so long as the aggregate total of those equity grants did not exceed committee-established limits for the annual and off-cycle grants, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2019, under this authority, this subcommittee granted 225,633 restricted stock units. The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performance and responsibilities. In addition, the off-cycle delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Nominating and governance committee

Currently, the nominating and governance committee consists of Ron Taylor (chair), Rich Sulpizio and Jack Wareham. Our former director, Dr. Gary Pace, served on the committee from July through November 2018, when he was replaced by Mr. Sulpizio.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and
•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee maintains a database of desired director skills and experience, and a pipeline of qualified candidates. 2019 will be the third year in a row we have replaced one of our longest serving independent directors with a newly-elected director with a unique set of skills and experience. We expect the average tenure of our independent directors after the November 2019 annual meeting will be approximately six and one-half years.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;
•	practical wisdom and mature business judgment;
•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
•	experience in corporate management, or as a board member of a publicly-held company;
•	academic experience and technical understanding in the area of our operations;
•	professional experience in our industry; and
•	a commitment to representing the long-term interests of our stockholders.

The nominating and governance committee also reviews and regularly updates a matrix of directors’ skillsets, based on factors the board deems important to oversee management and our strategic goals.

The matrix currently includes the following factors:

Board Functions	Governance
Compensation
Audit
Strategic planning & oversight
Experience	Senior management – staff
Senior management – operations
Public company board
Business & corporate development
Finance
Banking
Expertise & Skills	Relevant marketing
Relevant sales
Consumer
International (Europe/Asia)
Health policy – government affairs
Regulatory - payer
Expertise & Skills - Technical	Relevant research & development
Relevant clinical research
Sleep & related comorbidities research & development
Relevant manufacturing
Digital health

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

During fiscal year 2019, the nominating and governance committee continued its retention of an executive search firm, cSTONE & Associates, to conduct a search for director candidates, based on criteria approved by the committee.  The search firm identified potential candidates, who were reviewed by the committee.  The committee agreed on a slate of candidates for further consideration. The nominating and governance committee asked an ad hoc committee on new board member selection to assist in preliminary interviews of candidates. The ad hoc committee was appointed by the board in May 2017; chaired by our lead director, Ron Taylor, with two additional members, our chairman, Peter Farrell and our director and chief executive officer Michael Farrell. The ad hoc committee’s primary responsibility was to organize and conduct interviews and otherwise evaluate potential board candidates selected by the nominating and governance committee. The ad hoc committee reported its assessments to the nominating and governance committee, and the nominating and governance committee used that input to aid in its independent decisions on how to further evaluate—and ultimately nominate—appropriate candidates. The ad hoc committee’s activity did not limit the pool of nominees the full nominating and governance committee considers, all nominating and governance committee members interviewed the final candidates and all decisions were made by the independent directors who comprise the nominating and governance committee. After completing Mr. De Witte’s evaluation in 2019, the ad hoc committee was dissolved by the board because the committee was not actively interviewing new board candidates.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 70 days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2020 annual meeting.”

Audit committee

Currently, our audit committee consists of Carol Burt (chair), Jan De Witte, Ron Taylor and Jack Wareham. Mr. De Witte joined when he was appointed to the board in May 2019. Each of the audit committee members serving during fiscal year 2019 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee (during fiscal year 2019 and currently) as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of, our financial reporting;
•	our systems of internal control over financial reporting and disclosure controls and procedures;
•	compliance with our code of conduct and ethics; and
•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at investor.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock.

DIRECTOR COMPENSATION — 2019

Fiscal year 2019 program – cash

Our non-executive director cash compensation program for fiscal year 2019 remains unchanged and includes the following:

Fee
Annual retainer	$65,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$20,000
Additional annual retainer to audit committee chair	$18,000
Additional annual retainer to compensation committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$10,000
Per meeting fee	None
Retirement benefits	None

Fiscal year 2019 program – equity

During fiscal year 2019, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. Five directors chose 100% RSUs; and two chose 100% options.

The number of options and RSUs we granted was based on a relative fair value calculation prepared by an outside consulting firm. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. In the event of a change in control, if the holder does not continue as a director of the successor entity, then RSUs and options become fully vested. The board believes that these equity grants, and our equity ownership guidelines promote long-term ownership and align our directors with our stockholders. More information on our director ownership guidelines is in the section below, Equity ownership guidelines.

No changes for fiscal year 2019

The fiscal year 2019 director compensation program had the same structure and value as fiscal years 2014 through 2018. Fiscal year 2019 marks the fifth consecutive year we have not increased board compensation.

Compensation philosophy

Process. The compensation committee reviews non-executive director compensation on an annual basis, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, our principal headquarters is in the US, and five of our seven continuing non-executive directors reside in the US (and none in Australia). In addition, this US-perspective is consistent with our executive compensation philosophy (which gives more weight to ResMed’s US peers’ pay practices), and more directly aligns the interests of our board members with that of our stockholders through ownership of equity. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and other countries.

Compensation process – peer group companies

In May of each year, the board and compensation committee reviews director compensation. In May 2018, as part of this review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 17 medical device and medical technology companies in the US, and a group of 13 Australian-based peers. The report used the same peer groups used to benchmark ResMed’s executive compensation for fiscal year 2019. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparisons.”

In 2017, our shareholders approved a $700,000 annual limit on combined cash and equity compensation for service as our non-employee director, as an amendment to our 2009 Incentive Award Plan. During fiscal year 2019, the cash and equity compensation paid for service as non-employee directors ranged from $133,125 to $345,000. Peter Farrell’s compensation for service as an employee is not covered by this limitation.

After considering the FW Cook report and the compensation committee’s recommendation, in May 2018 the board agreed to keep non-executive director compensation for fiscal year 2019 at the same value as has been in effect since fiscal year 2014.

Each year, the committee also considers the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All but one of our US peers grant equity to the non-executive directors, and as of May 2018 (when the board made its director compensation decisions for fiscal 2019), all those granting used full value shares, while approximately 40% of them also granted stock options or stock appreciation rights. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and committee decided to continue the equity structure of ResMed’s non-employee director program.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines

Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2019 retainer and guidelines). New directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of the record date, each of our non-executive directors met the equity ownership guidelines, except for Mr. De Witte, who joined the board less than one year before the record date.

New directors

We pro-rate value-based equity awards and retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). Under this policy, when Mr. De Witte was appointed to our board in May 2019, we awarded him an equity grant with a grant date fair value of $125,000, reflecting the remaining half-year of service until the 2019 annual meeting. We do not provide new directors with any initial inducement equity awards that are greater than or in addition to the pro-rated annual grant amount.

Executive directors

Our chief executive officer does not receive additional compensation for his service as director.

No changes for fiscal year 2020

In May 2019, after considering market data prepared by FW Cook, the board decided that the non-executive directors’ compensation program for fiscal year 2020 will remain the same as has been in effect since fiscal year 2014. The board has maintained that decision to date in fiscal year 2020.

Non-executive chairman’s compensation

Since January 2014, Dr. Farrell has served as our non-executive chairman, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2019, as our non-executive chairman, he was provided the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members.

During fiscal year 2019, in connection with his service as a non-officer employee, Dr. Farrell was also paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. As a result, Dr. Farrell’s cash and grant date equity compensation have not increased during the past five years. During fiscal year 2019, we also provided benefits and perquisites to Dr. Farrell in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2019 compensation table below.

In addition to the change of control benefits provided in all director equity grants described above in “Fiscal Year 2019 Program – Equity,” we continue to have an executive agreement with Dr. Farrell that provides him with additional benefits, as an employee, in the event of a change of control. The program is described in detail in “Compensation Discussion and Analysis.” Consistent with our policy for executive officers, all benefits are on a “double-trigger” basis, that is, benefits will only accrue if we terminate Dr. Farrell’s employment, or if he resigns for good reason, but in either case within a specified period of time before or after a change of control. If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2019, our board (without Michael Farrell’s or Dr. Peter Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chairman, and as a non-officer employee, would remain the same for fiscal year 2020 as in fiscal year 2019. As a result, Dr. Farrell’s compensation has remained at the same level for the past five and one-half years.

Fiscal year 2019 director compensation table

The table below summarizes the compensation received by our non-employee directors and Dr. Peter Farrell for the fiscal year ended June 30, 2019:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total
Carol Burt	$83,000		$249,982		$332,982
Jan De Witte	$8,125		$125,044		$133,169
Karen Drexler	$65,000		$249,982		$314,982
Peter Farrell	$65,000	$250,008		$476,172	$791,180
Harjit Gill	$38,188		$249,982		$288,170
Rich Sulpizio	$80,000		$249,982		$329,982
Ron Taylor	$95,000		$249,982		$344,982
Jack Wareham	$65,000	$250,008			$315,008

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).
(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2019, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

Assumption	November 14, 2018
Market price of stock	$101.64
Exercise price of option	$101.64
Expected stock volatility	23.0%
Risk-free interest rate	2.96%
Expected life	4.9	years
Dividend yield	1.46%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $101.64 closing value on November 14, 2018, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of the end of fiscal year 2019:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	0	2,533
Jan De Witte	0	1,106
Karen Drexler	0	2,533
Peter Farrell	11,442	0
Harjit Gill	0	2,533
Rich Sulpizio	0	2,533
Ron Taylor	0	2,533
Jack Wareham	70,326	0

(e)	Other compensation represents Peter Farrell’s total compensation for fiscal year 2019 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Total
$300,000	$10,600	$25,922	$110,870	$28,458	$322	$476,172

i.

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

ii.

This sales incentive award program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by Dr. Farrell in this program enhances the overall sales incentive program, by providing the sales team with an opportunity to interact with our founder. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that Dr. Farrell’s attendance at this program is a part of his general business duties and that this is not a perquisite.

EXECUTIVE OFFICERS

As of the record date, September 26, 2019, our executive officers were:

Executive officer	Age	Position
Michael Farrell	47	Chief executive officer and director
Rob Douglas	59	President and chief operating officer
Jim Hollingshead	56	President – sleep business
Richie McHale	55	President – respiratory care business
David Pendarvis	60	Chief administrative officer, global general counsel and secretary
Brett Sandercock	52	Chief financial officer
Raj Sodhi	46	President – software as a service business (SaaS)

Executive officer biographies

For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

ROB DOUGLAS

President and chief operating officer

Rob Douglas was appointed ResMed’s president in March 2013 and chief operating officer in September 2011; together with ResMed chief executive officer, Michael Farrell, he holds full operational responsibility for ResMed and its subsidiaries.

Previously, Mr. Douglas was ResMed’s chief operating officer of Asia Pacific and global supply chain from 2008 through 2011, responsible for the region’s commercial distribution, sales operations, and global manufacturing; Sydney chief operating officer from 2005 through 2008, responsible for the company’s manufacturing and research and development; vice president of operations from 2003 to 2005, responsible for the company’s manufacturing; vice president of ResMed’s respiratory and cardiac business from 2002 to 2003; and vice president of corporate marketing when he joined ResMed in 2001.

Mr. Douglas currently serves as co-vice chairman on the Board of Directors of the San Diego Regional Economic Development Corporation. He also serves as vice chairman on the Board of Directors of EvoNexus, a non-profit technology incubator.

Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s in electrical engineering with first-class honors, and a Bachelor of Science in computer sciences from the University of New South Wales, Sydney.

JIM HOLLINGSHEAD

President – sleep business

Jim Hollingshead was appointed president of ResMed’s sleep business in July 2017. He previously served as president of the company’s Americas region, beginning in March 2013. He joined the company in 2010 as vice president of Strategy and Business Development. In 2011, his role was expanded to include the leadership of ResMed’s Ventures and Initiatives unit, responsible for growing early-stage businesses.

Mr. Hollingshead has helped create and execute ResMed’s strategy to transform its business – and the sleep therapy industry – by introducing built-in communications on all of its medical devices, coupled with cloud-based business process automation applications that helps customers grow revenues while also cutting costs. Under Mr. Hollingshead’s leadership in the Americas region, ResMed launched the Air10™ Series of cloud-connected CPAP machines, which led to rapid share gains and unprecedented adoption of its SaaS platforms. As a result, ResMed is the world’s leading company in remote patient monitoring with an expanding portfolio of device- and SaaS-based offerings for both patients and healthcare providers.

Before joining ResMed, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries, mainly biotech, high-tech and telecommunications. From 2008 to 2010, he was a senior partner in the Strategy and Life Sciences practices at Deloitte Consulting, based in San Francisco.

Before that, Mr. Hollingshead was West Coast managing partner for Monitor Group, a leading global strategy consulting firm, working in various offices around the world and successfully launching and running three different practices, including a London-based pan-European marketing strategy practice.

In July 2019, Mr. Hollingshead was appointed to the board of directors of Insulet Corporation (NASDAQ: PODD), an innovative medical device company dedicated to making the lives of people with diabetes and other conditions easier through the use of its Omnipod product platform. He also currently sits on the Board of SleepScore Labs, a joint venture between ResMed, Pegasus Capital and Oz Media, aimed at creating a consumer marketplace for scientifically validated sleep solutions like SleepScore, the world’s first non-contact sleep tracking mobile app.

Mr. Hollingshead holds a Bachelor of Arts in history and international relations with Highest Distinction from Stanford University, and a master’s and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student Fellowship by the National Science Foundation.

RICHIE MCHALE

President – respiratory care business

Richie McHale was appointed president of ResMed’s respiratory care business in July 2017. He previously served as the company’s chief human resources officer, beginning in November 2013, and joined ResMed in 2011 as director of its United Kingdom business team, leading strong growth in the region.

Mr. McHale has 30 years’ experience in the life sciences sector, working primarily in commercial roles within pharmaceutical, biotechnology and medical technology companies. Prior to joining ResMed, he was managing director of UCB Pharma’s United Kingdom and Ireland business units. He also served as chair of the European Medicines Group and a member of the Board of Management for the Association of British Pharmaceutical Industry (ABPI).

Mr. McHale holds a master’s degree in coaching psychology from the Metanoia Institute in London.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer and global general counsel in May 2011. In addition to those roles, he served as interim president for ResMed’s EMEA and Japan regions from March to August 2017. He joined ResMed as global general counsel in September 2002, and has been corporate secretary since February 2003. From 2005 to 2011, he served as senior vice president of organizational development.

Before joining ResMed, Mr. Pendarvis was a partner in the law firm Gray Cary Ware & Freidenrich LLP from 2000 to 2002, where he specialized in intellectual property and general business litigation. From 1986 to 2000, he was a partner at Gibson, Dunn & Crutcher LLP. From 1984 to 1986, he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California.

Mr. Pendarvis has served on the board of directors of WD-40 Company (NASDAQ: WDFC) since December 2017. He has also served on the board of directors of the San Diego Regional Chamber of Commerce since 2013 and the Corporate Directors Forum from 2010 to 2019. From 2009 to 2016, he was a director on the board of Sequenom, Inc.

Mr. Pendarvis holds a Bachelor of Arts from Rice University; a Juris Doctor (J.D.), cum laude, from the University of Texas School of Law; a Master of Science in executive leadership from the University of San Diego; and a bachelor’s in political science and managerial studies from Rice University.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock was appointed chief financial officer in January 2006. Previously, he served as ResMed’s vice president of Treasury and Finance from November 2004 until December 2005, and group accountant and controller from 1998 to 2004.

Before joining ResMed, Mr. Sandercock was manager of Financial Accounting and Group Reporting at Norton Abrasives, a division of Saint-Gobain, a French multinational corporation, from 1996 to 1998. He also held finance and accounting roles from 1994 to 1996 at Health Care of Australia, a large private hospital operator. From 1989 to 1994, he worked at Pricewaterhouse Coopers in Sydney, specializing in audits of clients across distribution and manufacturing, financial services, technology, and other industries.

From June 2019 to present, he has served as non-executive chairman of the board of directors of Osteopore Limited (ASX:OSX), an Australian and Singapore based medical technology company, commercializing products used for the regeneration of bone across a range of therapeutic areas.

Mr. Sandercock holds a bachelor’s in economics from Macquarie University in Sydney, and is a Certified Chartered Accountant.

RAJ SODHI

President – software as a service (SaaS) business

Raj Sodhi was appointed president of ResMed’s software as a service (SaaS) business in July 2017. From November 2014 to April 2018, he was president of healthcare informatics, and before that, vice president of the global healthcare informatics team from April 2014 to November 2014. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and president.

Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was senior vice president of Business Development and chief technology officer for Skipjack Financial Services from 2005 to 2009, and co-founder and chief technology officer of TransActive Ecommerce Solutions from 2000 to 2005.

Mr. Sodhi holds a Master of Business Administration and a Bachelor of Science in mathematics and statistics from Dalhousie University in Halifax, Nova Scotia.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2019 were:

•	Michael Farrell, our chief executive officer;
•	Rob Douglas, our president and chief operating officer;
•	Jim Hollingshead, the president of our sleep business;
•	Brett Sandercock, our chief financial officer; and
•	Raj Sodhi, the president of our software-as-a-service business.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for shareholders, measured both internally against budgets and externally through share price. We believe this alignment was achieved in fiscal year 2019.

Overview of fiscal year 2019 – executive summary

Financial and operating success. During the 2019 fiscal year, we continued our trend of successful financial performance with growth in key measures of net revenue, operating income, net income and diluted earnings per share. All of the measures, other than operating income, on a GAAP basis experienced percentage increases in the double-digits.  Net revenue increased in double digits on both a GAAP basis (11%) and after adjusting for currency fluctuation (13%). Operating income increased, by 7% on a GAAP basis, and 18% after adjustments, or on a non-GAAP basis. Net income and diluted earnings per share had strong increases year-over-year on a GAAP basis (28% for both), and on a non-GAAP basis, grew by 4% and 3%, respectively. These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe these non-GAAP measures provide better insight in evaluating our performance. We employ and report these non-GAAP measures in our quarterly financial reports.

Financial measure	Percentage change	Fiscal year 2019 performance	Fiscal year 2018 performance
Net revenue	11%	$2.6 billion	$2.3 billion
	(13% on a constant currency basis)
Operating income	7%	$579.3 million	$541.8 million
	(18% non-GAAP)	($716.3 million non-GAAP)	($606.6 million non-GAAP)
Net income	28%	$404.6 million	$315.6 million
	(4% non-GAAP)	($526.4 million non-GAAP)	($507.8 million non-GAAP)
Diluted earnings per share	28%	$2.80	$2.19
	(3% non-GAAP)	($3.64 non-GAAP)	($3.53 non-GAAP)

For a reconciliation between GAAP and non-GAAP measures, see the “Reconciliation of non-GAAP financial measures” section of this proxy statement.

In fiscal year 2019, we introduced our 2025 strategy; and made good progress with the three following foundations that allow us to drive our ResMed 2025 strategy:

(1)

Industry-leading innovation and operating excellence. We launched several new mask systems during fiscal year 2019, which helped us grow our “mask and other” segment by 10% (12% in constant currency), compared to fiscal year 2018. Each quarter of fiscal year 2019 showed double-digit operating profit improvement, on a non-GAAP basis, which was driven by the increase in net revenue and operating leverage.

(2)

Digital health technology leadership in our markets. As of 2019 fiscal year-end, over 10 million 100% cloud-connectable devices have been sold into the market (up from over 7 million at 2018 year-end), our AirView patient management system had over 11 million patients (up from over 8 million at 2018 year-end), and over 2 million patients had signed up for myAir (up from over 1 million at 2018 year-end), while our software-as–a-service business systems had approximately 90 million patient accounts as part of our out-of-hospital software service offerings (up from 64 million at 2018 year-end). Our connected health strategy is advancing across multiple markets and we made several key acquisitions during 2019 to support our digital health and software-as-a-service businesses, notably Propeller Health and MatrixCare.

(3)

High-performing, diverse and entrepreneurial people. Our vision is to engage and enable our people to be the best they can be, by embracing diverse perspectives that spark innovative healthcare solutions to improve millions of lives. We develop, attract and recognize agile leaders who lead through transformative change. Our core competencies: we are all leaders, we are team players, we are innovative, we are customer-centric and we are inclusive, capture the essence of our culture, who we are and how we act.

Strong absolute and relative total stockholder returns. Our total stockholder returns (TSR) on the NYSE and ASX were strong.

Our absolute TSR for the one-, three- and five-year periods ended June 30, 2019 were 19%, 103%, and 164% respectively. On an annualized basis, our TSR were 19%, 27%, and 21%, respectively. In comparison, the S&P 500 index experienced annualized TSR of 8%, 12%, and 8% over the one-, three-, and five-year periods ended June 30, 2019. Against our peer group, our NYSE TSR was comparable with below the median over the one year period, and at or above the median over the three and five year periods.  Our closing stock price on June 30, 2019 was $122.03.

The table below shows these comparisons.

Period	ResMed's annualized total stockholder return (NYSE)	S&P 500 annualized total stockholder return	NYSE peer group median annualized total stockholder return
One year ended June 30, 2019	19%	8%	26%
Three years ended June 30, 2019	27%	12%	24%
Five years ended June 30, 2019	21%	8%	21%

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year TSR on the ASX were also strong at 24%, 30%, and 28% over the one-, three-, and five-year periods on an annualized basis. These were significantly above the ASX 100 index, which had annualized total stockholder returns of 8%, 8%, and 4%%, over the one-, three-, and five-year periods. Our annualized TSR was also above the 75th percentile of our Australian compensation peers for each of the one-, three- and five-year periods.  The table below shows these comparisons.

Period	ResMed's annualized total stockholder return (ASX)	ASX 100 annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2019	24%	8%	1%
Three years ended June 30, 2019	30%	8%	9%
Five years ended June 30, 2019	28%	4%	9%

Strong capital management and return to our stockholders. During fiscal year 2019, we increased the dividend paid to our stockholders. In August 2018, we increased our quarterly dividend by 6%, from $0.35 to $0.37 per share; and in July 2019, we announced a further 5% increase, to $0.39 per share. During fiscal year 2019, we paid approximately $212 million in dividends, representing a dividend payout ratio of 52% of net income, or 40% of adjusted (non-GAAP) net income. During the first quarter of fiscal year 2019, we also repurchased approximately $22.8 million of stock. During the second quarter of fiscal year 2019, we temporarily suspended our repurchase program, due to recent acquisitions, and have not resumed it.

Compensation at risk and tied to our performance. During fiscal year 2019, approximately 89% of our chief executive officers’ compensation and 81% of our other named executive officers’ compensation was at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2019 maintained the at-risk weighting for our named executive officers compared to 2018, with most of the increases in compensation in the form of at-risk equity compensation.

•

Annual cash incentive awards were earned from approximately 96% to 121% of target opportunity, based on performance in our key financial measures. During fiscal year 2019, the primary performance measures for our chief executive officer, our president and chief operating officer, and our chief financial officer were two measures, weighted equally: adjusted net sales, which was achieved at approximately 101.39% of target; and adjusted operating profit, which was achieved at approximately 108.71% of target. We changed our adjusted operating profit metric for 2019, partially in response to feedback from our stockholders. For 2019, the adjusted operating profit was targeted at an absolute dollar amount, rather than at a percentage of revenue.  This change better aligns with total profit delivery. Based on these two metrics, these three corporate executives earned approximately 117% of their target short-term cash incentive opportunity for fiscal 2019.

These same two components, weighted equally, comprised 40% of the incentive opportunity for the presidents of our sleep and software-as-a-service businesses. The remaining 60% of the opportunity for these two executives were based on the same specific performance measures at the business unit level weighted equally (30% each).  We believe these measures reflect operating activities that are within the officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance. These two officers earned between approximately 96% and 121% of target opportunity.

For each short-term incentive measure, achievement at less than 85% of target results in no payout, achievement at 85% of target results in 50% earned, achievement at target results in 100% earned, achievement of 115% of target results in 150% earned and achievement at 130% or greater of target results in the maximum earned of 200%. We achieved between 94% to 112% of targeted performance for our 2019 corporate and unit level goals, resulting in total earnouts ranging from 81% to 138% of target bonus opportunity for these metrics, and total payouts ranging from 96% to 121% of target incentive opportunity for our named executive officers, as illustrated in the tables below. All annual cash incentives were paid in accordance with the objective criteria established.

•

We set challenging goals for our executives for fiscal year 2019. Our fiscal year 2019 adjusted net sales goal was aligned to our internal budget, which required 8% constant currency growth over fiscal year 2018. When this fiscal year 2019 adjusted net sales goal was set, our peers’ median trailing twelve-month revenue growth rate was 8% through June 30, 2018. Our actual fiscal year 2019 net sales growth (adjusted for short-term incentive plan calculations) was 8.3%, which was consistent with our peer group’s median actual performance for the twelve-month period ending June 30, 2019 of 8% growth.

Similarly, our fiscal year 2019 goal for adjusted operating profit was aligned to our internal budget, and set at a level that required us to grow our fiscal year 2018 adjusted operating profit by 9%. Our actual adjusted operating profit (adjusted for short-term incentive plan calculations), increased by 18%, from $649 million in fiscal year 2018, to $766 million in fiscal year 2019. This compared favorably to our peers’ actual median operating income growth of 14% for the twelve-month period ending June 30, 2019.

The following tables show the performance and achievement for each of the metrics applicable to our named executive officers.

Goal	Target performance	Actual performance	% of goal achieved	% of payout earned (before weighting)
Adjusted net sales	$2,523,439	$2,558,430	101.39%	104.62%
Adjusted net operating profit	$704,947	$766,346	108.71%	129.03%
Sleep adjusted net sales	$1,821,831	$1,866,648	102.46%	108.20%
Sleep adjusted net operating profit	$586,468	$654,288	111.56%	138.55%
SaaS adjusted net sales	$176,048	$167,389	95.08%	83.61%
SaaS adjusted net operating profit	$41,868	$39,526	94.41%	81.36%

Executive	Farrell	Douglas	Sandercock	Hollingshead	Sodhi
Corporate adjusted net sales	50% weight/ 52.31% payout	50% weight/ 52.31% payout	50% weight/ 52.31% payout	20% weight/ 20.92% payout	20% weight/ 20.92% payout
Adjusted net operating profit	50% weight/ 64.52% payout	50% weight/ 64.52% payout	50% weight/ 64.52% payout	20% weight/ 25.81% payout	20% weight/ 25.81% payout
Sleep adjusted net sales				30% weight/ 32.46% payout
Sleep adjusted net operating profit				30% weight/ 41.56% payout
SaaS adjusted net sales					30% weight/ 25.08% payout
SaaS adjusted net operating profit					30% weight/ 24.41% payout
Total payout as % of target opportunity	116.83%	116.83%	116.83%	120.75%	96.22%

Our equity program is tied to stock price performance and provides a direct link with the long-term interests of our stockholders.

•

Our equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Fifty percent of our named executives’ annual equity award values are in the form of performance-based stock units, or PSUs, that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return, or TSR, over the applicable performance period. The performance period is accelerated to three years if specified accelerated goals are met.

In addition to the PSUs, the other 50% of the grant date value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock unit awards. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each.

Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted adjusted operating profit in our third and fourth quarters, either individually or combined. We exceeded the minimum targeted adjusted profit for the second half of fiscal year 2019, and thus, all RSUs that were granted during the fiscal year were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date. We believe our RSU awards and stock option awards are also performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

Our equity program is illustrated below:

•

PSUs can be earned based on absolute TSR growth, with meaningful TSR growth targets set for a four-year performance period. In fiscal year 2019, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute TSR with a target of 10% compounded annual growth, which equates to 46% cumulative growth over four years, and 33% cumulative growth over three years.

Our long-term PSUs are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target and maximum performance based on achieving four-year cumulative TSR of 22%, 46%, and 75%, respectively. Payouts may range from 50% to 225% of target shares granted, with no shares earned for below-threshold performance.

In addition, our outstanding PSUs provide for an earlier earnout opportunity, to recognize that a multi-year TSR incentive is effectively subject to point-to-point comparison. If we achieve cumulative three-year absolute TSR performance of 16% (representing threshold performance for the three-year period) or greater at the end of the third year of the performance period, payout of the award accelerates to the end of the three-year period, with an earn out schedule for the three-year period that employs the same annualized TSR growth requirements of 5%, 10%, and 15% for threshold, target and maximum growth performance as required under the four-year performance period. If there is an award earned for three-year TSR performance, then there is no more opportunity after the end of the three-year period to earn additional awards for four-year TSR performance.

Growth requirements	Annual base TSR growth	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

The design also recognizes that shareholders may buy and sell on a different schedule than only the three- and four- year anniversaries of grant. So an additional feature of our outstanding PSUs is that 25% of the target PSUs may be earned and banked if, at the end of any fiscal quarter, during the first three years, cumulative TSR since grant is equal to or greater than 33% (that is, the required minimum performance for payout at target after three years). Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes this current PSU design more closely aligns with actual stockholder experience, is less subject to point-to-point stock price volatility, provides a stronger retention mechanism, and rewards long-term value creation for our stockholders.

•

Balancing Australian and US compensation practices. The committee adopted this long-term equity design to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices between our US-based compensation peers and our Australian peers. According to FW Cook’s August 2018 report, which the committee reviewed before the fiscal year 2019 compensation decisions were made, our US peers, as a group, granted, on average, 36% of their long-term incentive value in the form of performance awards, 32% in time-vested restricted stock or RSUs, and 32% in time-vested stock options. Our 50% mix of performance awards exceeds this peer data. In contrast, our Australian peers granted, as a group, approximately 88% of their long-term incentive value in the form of performance-based equity, with 7% in time-vested options, and 5% in time-vested RSUs. At the same time, our Australian peers typically provide considerably higher base salaries, and lower long-term incentive opportunities than the US peers. For example, the same report showed that, compared to ASX peers, our chief executive officer’s base salary was at the 12th percentile, and target cash was at the 29th percentile.  The US compensation model has a longer-term orientation and aligns executives more with returns that accrue to our shareholders.

Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and many of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Our RSUs and PSUs do not earn any dividends or dividend equivalents, and so are valued less than at our peers who do provide dividend equivalents. Finally, as shown in the tables above, our one- three- and five-year total stockholder returns on the ASX have substantially exceeded the ASX 100 index and the returns of our ASX peers, which reinforces the committee’s view that the pay and performance alignment in its current mix of equity awards is appropriate.

•

Our exceptional TSR over the three-year period ending in fiscal year 2019 resulted in earn-outs at the maximum. PSU grants that vested in fiscal year 2019 were made in November 2015, and were earned based on an accelerated three-year performance period ending in November 2018. Over this period, we delivered total absolute shareholder returns of 116%. This was more than double the 52% goal at three years required for maximum performance, and represented compound annual growth of approximately 29%. As a result, the performance period ended after three years, and shares were delivered at the maximum ceiling of 225% of the target number under the formula. This result is a pay-for-performance outcome, while limited by the plan’s design of a maximum ceiling.

Market-competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the continued foundations of our ResMed 2025 strategy is to attract and retain high-performing, diverse and entrepreneurial people, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.

At the beginning of fiscal year 2019, FW Cook’s report to the committee showed that fiscal year 2018 total direct compensation (measured by base salary, short-term incentive at target, and long-term incentive at grant date value) for our chief executive officer was positioned at the 60th percentile for US peers and 82nd percentile for the secondary Australian peers. These findings were generally aligned with our relative market cap size compared to the peers and our performance. This data illustrated that our chief executive officer had a base salary at the 50th percentile, total target cash compensation at the 55th percentile and equity values at the 60th percentile of the U.S peer group, consistent with the philosophy to provide a greater portion of compensation in the form of at-risk and equity compensation. For fiscal year 2019, the committee increased the chief executive officer’s base salary and his long-term equity each by approximately 3%, so that his total direct target compensation increased by 3% to recognize his continued development and performance.

History of positive say-on-pay vote. At our 2018 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 92% of the shares voted on this proposal voted in favor of our executive compensation.

The 92% support was largely consistent with the 94% approval in November 2017 and an increase from the 83% approval in November 2016. The compensation committee also believes this vote is a signal of support for our programs, which are set based on a US compensation philosophy.

We believe that our dual US and Australia shareholder base affects the rate of say-on-pay support in a manner that does not apply to many of our US competitors, where the shareholders are more US-based and expect a pay program driven by US labor market norms. Our 2018 NYSE shareholder support was 95%, but ASX stockholder support was 80%. The committee believes these variations in approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies, combined with an expectation by some Australian shareholders that the US-based executive team should have compensation that reflects the local Australian labor market, rather than the market where most of the executives are domiciled and where ResMed competes for talent.

As discussed above in the sub-section titled “Balancing Australian and US compensation practices,” the US-based pay philosophy results in executive compensation that is different than the Australian model, with considerably lower base salary, higher short-term cash incentives, and higher target equity value. Further, US norms have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies, which we balance by granting a higher percentage of equity in a performance-based manner than the average company in our US peers. We believe our compensation arrangements balance the competing philosophies and are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We also believe the company’s one- three- and five-year results support the view that the current compensation structure is incentivizing the right behavior and aligns pay with performance,

Stockholder outreach.  In light of the approvals on our say-on-pay votes, we broadly maintained consistency in our executive compensation program from fiscal 2018 to fiscal 2019. We believe stockholder feedback is important and we have continued informal dialogue with our stockholders. We modified our 2019 short-term incentive plan in part based on stockholder feedback: for fiscal year 2019, our operating income target was measured by absolute dollars of income, rather than measured as a percentage of revenue. As part of our outreach, our stockholders expressed concern that the measurement as a percentage of revenue could be misaligned with the fundamental goal of growing profits.  The committee considered these concerns and revised the fiscal 2019 short-term incentive plan to measure operating profit in absolute profit dollars, rather than margin, to more directly align this metric with stockholder results and to provide greater transparency.

Continued implementation of emerging best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2019, we have continued to use compensation practices that we believe are consistent with best practices, and do not have practices generally viewed as problematic:

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Clawback policy. The committee adopted a compensation recovery policy in fiscal year 2018, which provides that we may recover annual or long-term incentive compensation from our executive officers if ResMed is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws. The policy allows recoupment from an officer regardless of the particular officer’s role in the transactions or reporting that caused the noncompliance. The policy applies to any amounts of incentive compensation that would not have been awarded, vested, or paid to the officer had the financial results been properly reported.

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Double-trigger equity acceleration.  Also in fiscal year 2018, we amended the change of control agreements with our executive officers, so that in the event of a change of control, the agreements will only accelerate vesting of equity on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control. Equity grants made to all our executive officers during fiscal years 2018 and 2019 include a similar double-trigger acceleration for a change of control.

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Increased equity award ownership guidelines. Commencing in fiscal year 2018, the stock ownership guideline for our chief executive officer was increased to 500% of salary. As of 2019 fiscal year-end and as of the record date, our chief executive officer exceeded this guideline.  Ownership guidelines for the other named executives are at 150% of salary. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of the record date, each of our executive officers exceeded their guideline.

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No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

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Limited severance. All of our named executive officers are employed at-will, and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

•

Limited retirement plans.  We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees. We provide pro rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service, on the same basis as all employees.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock.
•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that our corporate officers earn based on achieving our corporate goals relating to adjusted net sales and adjusted operating profit, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and the bottom-line. Our executives in charge of a principal unit have 60% of their incentive opportunity tied to achieving set goals for the same metrics at the business unit level and the remaining 40% tied to the corporate goals.  All payouts are determined in accordance with these objective performance metrics.  Executive officer payouts ranged from 96% to 121% of target in fiscal year 2019 with no discretion applied to the amount paid and reflecting our strong performance and our rigorous goals.

Equity is a key component of our at-risk compensation. We believe our equity-based incentive award program enhances long-term stockholder value creation and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined only after a four-year performance period, with the ability to accelerate after three years, based on our total stockholder return (also, up to 25% of target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of RSUs or stock options, which may be chosen individually by executives.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted operating profit, in addition to our three-year vesting requirement. This condition was intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. In December 2017, however, US tax laws were changed in a way that eliminated the US tax advantage of this performance-based condition, although this tax advantage remains under California law. We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long-term performance periods under our PSUs also encourage retention of top executive talent.

Our CEO’s compensation is based 88% on incentives, with only 10% in guaranteed salary (as shown in the Summary Compensation Table below), while the average of the other named executive officers is to have 83% of their pay in incentives and 15% salary. We maintain this at-risk philosophy despite market data showing that base salary is emphasized in Asia, Australia and Europe, where some of our executives reside.

CEO FY19 compensation summary	Other NEOs FY19 compensation summary

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole, but does not target a specific benchmark level.

During fiscal year 2019, the committee used a broad guideline of total target cash compensation to our CEO at approximately the 60th to 70th percentile of our US peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. The guideline is broad, to recognize individual situations, and also allows us to reflect the fact that we set challenging targets for our short-term incentive programs.

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may compare to market differently when compared to US market peers than when compared to peers in their home country. There are also regional variations in market practices for short-term and long-term incentives. The committee attempts to balance the goal of paying consistently with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, our director compensation and the risks related to our compensation programs, on an annual basis.  The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.

Timing of decisions. In fiscal year 2019, we continued the practice established in fiscal year 2017, to re-set our executive officers’ cash compensation in August to be effective on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions.

The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter of the fiscal year. The design of the short-term incentive program, and specific short-term incentive performance targets for executive officers are generally aligned with our internal budget process, and determined before or during the first quarter of the fiscal year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur after the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2019, the committee reviewed market practices and benchmark data from FW Cook, and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Aon plc to provide performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our management team, particularly our chief people officer and her team, provide input and recommendations to the committee regarding executive compensation. Management provides historical and prospective breakdowns of compensation components and financial performance data. Management also provides recommendations for the committee’s review and decision. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.

The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In May 2018, before making fiscal year 2019 decisions, the committee reviewed our US peer group, removed Alere Inc. and C.R. Bard, Inc. which had both been acquired, and replaced them with two medical device companies:  Align Technology, Inc., and Teleflex Incorporated, which each have less revenues and operating income than ResMed, while Teleflex has lower market capitalization than ResMed.  The following 17 companies comprise the US peer group that informed our fiscal 2019 compensation decisions.

Align Technology, Inc.	Intuitive Surgical, Inc.
Bio-Rad Laboratories, Inc.	Mettler-Toledo International Inc.
Charles River Laboratories International, Inc.	NuVasive, Inc.
The Cooper Companies Inc.	PerkinElmer Inc.
Dentsply Sirona Inc.	STERIS plc
Edwards Lifesciences Corp.	Teleflex Incorporated
Haemonetics Corp.	Varian Medical Systems Inc.
Hologic Inc.	Waters Corporation
Illumina, Inc.

As of June 30, 2018, compared to our US peer group, ResMed was at the 68th percentile for market capitalization, the 39th percentile for revenue, the 67th percentile in operating income, and the 22nd percentile for employee population. The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. All members of the US peer group were within a cap of 2.5 times ResMed’s revenues.

In May 2019, the committee reviewed the US peer group to be used for fiscal year 2020 compensation decisions, considered companies for inclusion, but made no changes.

The committee also considers compensation survey data from FW Cook regarding similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer, and for other executives based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data are viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

In May 2018, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided no changes were needed. The thirteen Australian peer group companies reviewed for fiscal 2019 compensation decisions were:

Adelaide Brighton Limited	Healthscope Limited
Ansell Limited	Incitec Pivot Limited
Boral Limited	James Hardie Industries PLC
Cochlear Limited	Primary Health Care Limited
Computershare Limited	Ramsay Healthcare
CSL Limited	Sonic Healthcare
Fisher & Paykel Healthcare Limited

ResMed was above the 75th percentile in market capitalization compared to our Australian peer group, and between the median and the 75th percentile in trailing revenue.

In May 2019, the committee reviewed the Australian peer group to be used for fiscal year 2020 compensation, considered companies for inclusion, but made no changes.

In May 2019, the committee decided to constitute a new additional reference peer group of software-as-a-service companies to be used as a secondary source of information for fiscal year 2020 compensation decisions in order to recognize the increasing relevance of our SaaS business. The additional reference group is comprised of the following seven companies: Akami Technologies, Inc.; Arista Networks, Inc.; Atlassian Plc, NetApp, Inc.; Nutanix, Inc.; ServiceNow, Inc.; and Veeva Systems Inc.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to be guided by salaries at least near the median for high performing and experienced officers. Adjustments are made based on the committee’s assessment of position, performance, experience, location, and role.

Annual salary adjustments for fiscal year 2019 were effective December 1. After reviewing the peer data, the committee increased the base salary for our chief executive officer by 3%, keeping his target short-term incentive as a percentage of salary unchanged, at 130% of salary to structure his cash compensation with a greater portion at-risk for annual performance than market.

For fiscal year 2019, the committee increased the salaries of each of our other named executive officers by 2.45% to 3.0% in constant currency, slightly less than our company budgeted increase, while increasing Mr. Sodhi’s salary by approximately 22%, reflecting his increased responsibilities as, and promotion to, president of our software-as-a-service business.

The table below shows the base salaries for our named executive officers. For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2019 base salary		2018 base salary		Constant currency percentage increase from 2018 to 2019
Michael Farrell Chief executive officer	$980,000		$950,000		3.2%
Rob Douglas President and chief operating officer	$842,287		$821,743		2.5%
Jim Hollingshead President - sleep business	$635,500		$620,000		2.5%
Brett Sandercock	$485,870	(a)	$471,916	(a)	3.0%
Chief financial officer	AUD 631,000		AUD 612,878
Raj Sodhi President - SaaS business	$525,000	(b)	$429,139		22.3%

(a)

These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year.  The exchange rate used for 2019 was approximately AUD:USD 1 to 0.77, and the exchange rate for 2018 was approximately AUD:USD 1 to 0.75.  The committee approved base salary in local currency.

(b)	Mr. Sodhi's compensation increase for the fiscal year was aligned with the change in scope of his role as President of our SaaS business.

Annual performance-based short-term incentives. The primary purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives. The program is intended to motivate our management team to execute on our business goals, to realize our budgeted growth, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. Amounts earned are based on a targeted percentage of actual salary paid for the year and not the base salary in effect at the end of the year.

In setting short-term incentive target opportunities for fiscal year 2019, the committee reviewed data for the 50th, 60th, and 75th percentiles of the peer group. For fiscal year 2019, the committee made no change to the target short-term incentive opportunity for our chief executive officer and other named executive officers, which range from 80% to 130%, consistent with its philosophy to have more cash compensation at risk and tied to our performance.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2019, the committee revised the short-term incentive metrics to better align with ResMed’s operating model. The committee made the following changes:

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Measure operating profit as absolute profit dollars, rather than margin, to more directly align this metric with stockholder results. This decision was partly in response to feedback from our stockholders during fiscal year 2018, is more commonly used, and provides more transparency.

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Removed the growth business unit revenue metric that was first introduced in fiscal year 2018.  The committee determined that eliminating it would increase the impact of the other metrics and eliminate potential double counting of results.  It would also put all group functional roles on the same metrics as our CEO and president for better accountability and shared results.

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Aligned all executives to an overall allocation of equally weighted performance metrics of revenue and profitability, with 60% of the business vertical’s incentives based on their business vertical results.

•	Use budgeted currency rates, rather than actual rates, to better reflect performance controllable by management, and because currency hedging structures are not reflected in operating income.

Other features of the short-term incentive program continued unchanged in fiscal year 2019, such as measuring revenues on a constant currency basis to remove the effect of factors outside management’s control.

As a result of these decisions, the committee approved a short-term incentive program for fiscal year 2019 shown in the tables below.

Chief executive officer, president & chief operating officer, and chief financial officer program
Metric weight	Performance measure
50%	Adjusted net sales
50%	Adjusted operating profit

Officers with specific business responsibilities
Metric weight	Performance measure
20%	Corporate adjusted net sales
20%	Corporate adjusted operating profit
30%	Specific business adjusted net sales
30%	Specific business adjusted operating profit

The committee believed these weightings appropriately balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives to promote cooperation between businesses. The performance measures and their weighting by named executive officer for fiscal year 2019 were:

Named executive officer	Adjusted net sales	Adjusted operating profit	Specific business adjusted net sales	Specific business adjusted operating profit
Michael Farrell	50%	50%	-	-
Rob Douglas	50%	50%	-	-
Jim Hollingshead	20%	20%	30% (Sleep)	30% (Sleep)
Brett Sandercock	50%	50%	-	-
Raj Sodhi	20%	20%	30% (SaaS)	30% (SaaS)

The payout structure for our short-term incentive program has remained the same for several years although the goals are updated each year to align with the business plan. Amounts earned are based on achieving pre-established targeted milestones for each performance metric, applied to each metric individually, as described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout per executive officer at 200% of the officer’s target short-term incentive opportunity.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	>130% of goal

The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, and after reviewing our financial data and performance.

To promote the retention value of our incentive programs, the committee has adopted a policy that if an executive officer separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2019 targets and actual performance for each of the metrics are listed below:

Short-term incentive component	Threshold performance- 50% payout ($ in thousands)	Targeted performance- 100% payout ($ in thousands)	Maximum performance- 200% payout ($ in thousands)	Actual performance ($ in thousands)	Percentage of targeted performance achieved	Short-term incentive percentage earned based on percentage achieved
Adjusted net sales	$2,144,923	$2,523,439	$3,280,470	$2,558,430	101.39%	104.62%
Adjusted operating profit	$599,205	$704,947	$916,430	$766,346	108.71%	129.03%
Total achieved after weighting						116.83%
(50% each)				Farrell, Douglas and Sandercock
Sleep business adjusted net sales	$1,548,557	$1,821,831	$2,368,381	$1,866,648	102.46%	108.20%
Sleep business adjusted operating profit	$498,498	$586,468	$762,408	$654,288	111.56%	138.55%
Total achieved after weighting						120.75%
(20%-20%-30-30%)					Hollingshead
SaaS business adjusted net sales	$149,641	$176,048	$228,862	$167,389	95.08%	83.61%
SaaS business adjusted operating profit	$35,587	$41,868	$54,428	$39,526	94.41%	81.36%
Total achieved after weighting						96.22%
(20%-20%-30-30%)					Sodhi

We set challenging goals for fiscal year 2019. Our fiscal year 2019 adjusted net sales goal was aligned to our internal budget, which required 8% constant currency growth over fiscal year 2018. When the fiscal year 2019 adjusted net sales goal was set, our peers’ median trailing twelve-month revenue growth rate was 8% through June 30, 2018. Our actual fiscal year 2019 net sales growth (adjusted for short-term incentive plan calculations) was 8.3%, which was consistent with our peer group’s median actual performance for the twelve-month period ending June 30, 2019 of 8% growth.

Similarly, our fiscal year 2019 goal for adjusted operating profit was aligned to our internal budget, and set at a level that required us to grow our fiscal year 2018 adjusted operating profit by 9%. Our actual adjusted operating profit (adjusted for short-term incentive plan calculations), increased by 18%, from $649 million in fiscal year 2018, to $766 million in fiscal year 2019. This compared (favorably) to our peers’ actual median operating income growth of 14% for the twelve-month period ending June 30, 2019.

In calculating short-term incentive metrics achievement, the committee made the adjustments shown in the table below from our GAAP financial statement revenue and operating profit calculations and from our internal reporting, to eliminate the impact of certain non-operating revenue and expenses:

STI metric and adjustment(s)	Amount (000's)
Net sales (GAAP)	$2,606,572
use budgeted exchange rates	$67,054
exclude sales from unbudgeted acquisitions	-$115,196
Adjusted net sales	$2,558,430

Operating profit (GAAP)	$579,263
exclude stock-based compensation	$52,040
exclude amortization of acquired intangibles	$74,938
exclude litigation and restructuring expenses	$50,600
exclude profits and losses from unbudgeted acquisitions	-$6,802
include ResMed's share of losses from SleepScore Labs, a joint venture	-$5,957
exclude acquisition expenses	$6,123
use budgeted exchange rates	$16,141
Adjusted operating profit	$766,346

Net sales - sleep business (non-GAAP from internal reporting)	$1,830,629
use budgeted exchange rates	$36,020
Adjusted net sales - sleep business	$1,866,648

Operating profit - sleep business (non-GAAP from internal reporting)	$697,611
include ResMed's share of losses from SleepScore Labs, a joint venture	-$5,957
include working capital charges for inventory and accounts receivable	-$47,882
exclude litigation expenses	$16,012
Adjusted operating profit - sleep business	$659,784

Net sales - SaaS business (non-GAAP from internal reporting)	$282,326
exclude sales from unbudgeted acquisitions	-$114,937
Adjusted net sales - SaaS business	$167,389

Operating profit - SaaS business (non-GAAP from internal reporting)	$62,358
exclude profits and losses from unbudgeted acquisitions	-$20,756
include working capital charges for inventory and accounts receivable	-$2,076
Adjusted operating profit - SaaS business	$39,526

The following table shows the 2019 incentives at target and as earned. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target		Annual short-term incentive earned		Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,257,737		$1,469,381		116.83%
Rob Douglas	100%	$833,720		$974,013		116.83%
Jim Hollingshead	80%	$503,230		$607,676		120.76%
Brett Sandercock	80%	$356,754	(a)	$416,789	(a)	116.83%
Raj Sodhi	80%	$388,021		$373,351		96.22%

(a)

These amounts are in USD and are converted from the amounts that were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2019 average annual exchange rate of approximately AUD:USD 1 to 0.72.

The committee has approved a short-term incentive program for fiscal year 2020 that continues the 2019 program design with no structural changes.

Long-term equity award program. The major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is comprised of 50% long-term performance-based PSUs, and the remaining 50% in performance-based RSUs and stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.

During fiscal year 2019, we continued our practice to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition was originally intended for units to qualify as performance-based compensation under US tax laws before November 2017, but also provides a tie to our performance and provides a tax advantage under California law. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.

We do not pay dividends or dividend equivalents on any of our equity awards.

Fiscal year 2019 equity grant values.  Each year, the committee establishes grant values, but the relative ratios of PSUs, RSUs, or stock options are determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested equity ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2019, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officers’ position. The committee also considered internal equity relationships, to promote a team-based approach by our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officer’s individual performances during fiscal 2018, as well as their experience in their role, and expected future contributions. Taking all those factors into account, for fiscal year 2019 the committee increased our annual equity program grant values from fiscal 2018 by approximately 2.9% for our chief executive officer; and by 43% for our president-

software as a service business, reflecting his increased responsibilities as President - SaaS, his individual performance, and market considerations. Grant values for our other named executive officers remained the same as fiscal year 2018.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2019, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2019 equity grants in August 2018, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the November 2018 grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants, a Black-Scholes formula for the options, the probable outcome of the performance conditions for the RSUs, and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant value	Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$7,000,000	50%	25%	25%
Rob Douglas	$4,500,000	50%	50%	0%
Jim Hollingshead	$2,000,000	50%	0%	50%
Brett Sandercock	$2,000,000	50%	25%	25%
Raj Sodhi	$2,000,000	50%	0%	50%

Terms of performance stock units

Program design. Equity grants to named executive officers during fiscal year 2019 were made under our 2009 Incentive Award Plan.

Long-term performance stock units or PSUs are granted in November on our annual meeting date as compensation for that same fiscal year. Thus, the PSUs for fiscal 2019 were granted in November 2018.

PSUs are earned and cliff vest after the fourth anniversary of the grant based on our absolute TSR performance during that four-year period with an opportunity to accelerate payouts after year three, if TSR performance is high enough. If there is acceleration for TSR performance to three years, then the PSU performance period is complete and there is no opportunity to earn shares after the end of the three-year period. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

Earned shares range from 0% to 225% of target PSUs granted, based on the schedule below:

Growth requirements	Annual base TSR growth	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Earned percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

Shares earned between these achievement levels are based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 30 trading-day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 16% or greater after three years, then threshold is earned, with interpolation for three-year cumulative TSR between 16% and 52%. Finally, if cumulative TSR after grant is greater than 33% at the end of any fiscal quarter in the first three years, then 25% of the target award would be deemed earned, banked and paid out at the end of year three, even if performance at the end of year three is below the year-three threshold. The banking can only occur once, and any final payouts would be net of the banked amount. The rationale for banking this relatively small payout that remains unvested until year three is to retain award holders for at least three years if stockholders had the opportunity to realize a minimum level of 33% TSR in a short time.

Our exceptional TSR over the three-year period ending in fiscal year 2019 resulted in maximum earnout.

PSU grants that were earned and vested in fiscal year 2019 were made in November 2015, and paid out based on our TSR performance over the three-year performance period ending November 18, 2018. Over this three-year performance period, we delivered total absolute shareholder returns of 116%. This was more than double the 52% maximum target at three years, and represented compound annual growth of approximately 29%. As a result, the performance period ended, and shares were delivered at the maximum ceiling of 225% of the target number. This result is a pay-for-performance outcome, while still appropriately limited by the plan’s design of a maximum ceiling. The payout amount was certified by the committee, after reviewing third-party calculations of the total shareholder returns for ResMed. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.

Because of this result, and the increase in share value during the performance period, our executive officers acquired shares from the November 2015 PSU grants, as shown in the table below.

Named executive officer	Target number of shares at grant (a)	Number of shares acquired on vesting
Michael Farrell	51,779	116,503
Rob Douglas	34,479	77,578
Jim Hollingshead	14,405	32,412
Brett Sandercock	16,117	36,264
Raj Sodhi	10,356	23,301

(a)	The grant date fair value was computed under FASB ASC Topic 718.

The PSU grants made in November 2014 were earned on an accelerated basis in November 2017 at less than target, as disclosed in last year’s proxy.  The PSU grants made in November 2016 and 2017 each have 25% banked amounts that have been earned (but not paid).

No changes to PSU program for fiscal year 2019.  For fiscal year 2019 awards granted in November 2018, the committee did not make any changes to the PSU program from that in effect for fiscal year 2018.

Terms of stock options and restricted stock units

Stock options. During fiscal year 2019, stock options were issued under our 2009 Plan to some of our named executive officers, because they have a choice of options or RSUs for the 50% of their award that is not contingent on TSR performance. The plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11th of each year after the grant date, subject to the executive’s continued service with us. On a qualifying retirement, options become exercisable pro rata based on the service period. Executives may exercise vested options until the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and, for grants made in fiscal year 2019, three years after a qualifying retirement).

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.

Restricted stock units. During fiscal year 2019, RSUs were granted under our 2009 Plan to some of our named executive officers, because they have a choice of options or RSUs for the 50% of their award that is not contingent on TSR performance. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability described in the table below, based on our actual adjusted performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.

Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. On a qualifying retirement, RSUs vest pro rata based on the service period. We do not pay dividends or dividend equivalents on any of our equity awards including RSUs.

In August 2019, the committee determined that the performance condition on the November 2018 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage earned of RSU award for the metric
Fiscal year 2019 third quarter adjusted earnings	$87,184,943	$196,671,666	50%
Fiscal year 2019 fourth quarter adjusted earnings	$95,574,758	$206,128,520	50%
2019 third and fourth quarter adjusted earnings	$182,759,701	$402,800,186	100%

Equity compensation award policies

The committee’s policy is to generally make its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the date equity grants are made to directors and our December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (that is, the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved before, or on the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.

During fiscal year 2019, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief people officer, and our chief administrative officer and global general counsel, authority to approve the annual, promotional, and new hire equity award grants to employees who were not officers, so long as the aggregate total of those equity grants did not exceed committee-established limits, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2019, under this authority, this subcommittee granted a total of 225,633 RSUs.

The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level, given their familiarity with their performances and responsibilities. In addition, the delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. These guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least five times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of the record date, each of our named executive officers met their ownership guideline.

Change of control, termination, and retirement arrangements

Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.

Terminations in connection with a change of control. RSUs and stock options granted in and after fiscal year 2018 to executive officers will only accelerate on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control.

Terminations not in connection with a change of control. All our grant agreements also provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability.

Our grant agreements for named executive officers provide that if they terminate service with us for any other reason, they forfeit stock options or RSUs that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise vested options (or three years following a qualified retirement). These post-termination exercise provisions are intended to facilitate financial planning after employment terminates, ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information, and provide for orderly retirement planning.

Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason or-as to grants made in or after November 2017-for retirement, then the PSUs become earned and vested, on a prorated basis based on the truncated service period, and based on the TSR performance measured over that truncated performance period. Similarly, if a change of control occurs, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team.

The change of control agreements we have with our executive officers provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is two times, and for other named executive officers is one and one-half times) of salary, short-term incentive and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” The committee believes that these agreements are needed to attract and retain senior level candidates in light of the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Treatment of long-term incentives on retirement. The compensation committee adopted a retirement policy that applies to equity grants made in or after November 2017. Under this policy, if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest pro rata, reflecting the portion of service periods completed. On a qualifying retirement the exercise period for vested stock options will be extended to the earlier of: (1) 36 months, or (2) the original term. The committee believes these retirement provisions are fair and equitable, avoid undesirably different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices. This treatment of equity on a qualifying retirement applies on the same basis to all similarly-situated employees.

This retirement policy does not change the term of pre-existing equity grants. Earlier equity grants treated retirement as a voluntary termination, and generally, unvested grants would be forfeited. These legacy grants have not been modified, and will continue to apply until the end of fiscal year 2020, when they will have fully vested or terminated.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2019, after review by the committee, we continued the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

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We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.

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We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

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We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and during 2019, the committee used a guideline of $100,000 for the value of an individual’s annual personal use. During fiscal year 2019, our chief executive officer inadvertently exceeded this guideline by approximately $15,000. In August 2019, the compensation committee reviewed and approved these expenses, and also approved an increase in the guideline to $120,000 for fiscal year 2020.

Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. Because of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer.

•

We provided benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and that this is not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to the program.

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We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and included reimbursement of certain expenses, and payments to offset retirement plan contributions foregone as a result of the relocation. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation to its “covered employees” exceeds $1 million in any one year. Before the Tax Cuts and Jobs Act of 2017, covered employees included the chief executive officer and the next three most highly compensated executive officers serving at the end of the fiscal year (other than the chief financial officer), and performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfied various requirements under section 162(m) of the Code. As part of the Tax Cuts and Jobs Act of 2017, effective for tax years beginning after December 31, 2017 (ResMed’s fiscal year 2019), the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the definition of covered employees was expanded to generally include all named executive officers. California still recognizes the section 162(m) exemption for state tax purposes. Although we maintain compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under section 162(m) before the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.

Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s average taxable compensation paid by ResMed over the five years before the change in control (the “base amount”).  If this “three times base amount” threshold is exceeded, then tax penalties apply to the total payments in excess of one times the base amount. Excess parachute payments are subject to a 20% excise tax that must be withheld from the payment, and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Executive compensation tables

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2019, 2018, and 2017, if they were a named executive officer during that year. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)		Option awards(c)	Stock awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell Chief executive officer	2019	$967,490		$1,750,000	$5,250,000	$1,469,381	$198,229	$9,635,100
	2018	$934,154		$1,700,000	$5,100,000	$1,247,188	$100,862	$9,082,204
	2017	$890,160		$1,500,000	$4,500,000	$1,038,941	$204,295	$8,133,396
Rob Douglas President and chief operating officer	2019	$833,720		$2,250,000	$2,250,000	$974,013	$118,901	$6,426,634
	2018	$813,385		$1,125,000	$3,375,000	$835,346	$98,824	$6,247,555
	2017	$746,345			$4,000,000	$670,069	$357,286	$5,773,700
Jim Hollingshead President – sleep business	2019	$629,037			$2,000,000	$607,676	$34,510	$3,271,223
	2018	$620,000			$2,000,000	$478,707	$73,805	$3,172,512
	2017	$483,631			$2,600,000	$315,206	$70,274	$3,469,111
Brett Sandercock Chief financial officer	2019	$445,943	(b)	$500,000	$1,500,000	$416,786	$49,243	$2,911,972
	2018	$454,853			$2,000,000	$355,317	$51,220	$2,861,390
	2017	$442,081		$437,500	$1,312,500	$309,411	$46,502	$2,547,994
Raj Sodhi President – SaaS business	2019	$485,026			$2,000,000	$373,351	$68,621	$2,926,998

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(b)

We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2019 was approximately AUD:USD of 1 to 0.72. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(c)

Option awards represent stock options issued under our 2009 Plan, valued at the grant date computed under FASB ASC Topic 719, as described in more detail in the footnotes to the “Grants of plan-based awards” table.

(d)

Stock awards include RSUs and PSUs issued under our 2009 Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 719. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 719, and have no maximum grant date fair values that differ from the grant date fair values presented in the table above.  The RSU maximum grant date value is equal to the target value.

(e)	Represents actual payouts under our performance-based cash short-term incentive programs.

(f)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Relocation compensation(iii)	Other compensation(iv)
Michael Farrell	$2,700	$114,543	$36,337	$7,591	$0	$37,058
Rob Douglas	$2,226	$9,607	$35,587	$7,591	$24,267	$39,623
Jim Hollingshead	$0	$0	$0	$0	$0	$34,510
Brett Sandercock	$0	$0	$0	$0	$0	$49,243
Raj Sodhi	$0	$4,197	$29,409	$7,591	$0	$27,424

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.

(iii)

These relocation compensation amounts represent tax advisory consulting fees we paid in connection with Mr. Douglas' mobility assignment to the US from Australia. He localized employment in the US in 2017, but the committee approved ongoing tax advisory services as part of the assignment.

(iv)

These amounts include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability and insurance premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2019 were:

Named executive officer	Company contributions to US 401(k) and AU superannuation(a)	Insurance premiums(b)
Michael Farrell	$9,885	$27,173
Rob Douglas	$11,200	$28,423
Jim Hollingshead	$6,346	$28,164
Brett Sandercock	$42,365	$6,878
Raj Sodhi	$0	$27,424

(a)

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2019, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation.  We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.5%, based on total base salary, on the same terms that apply to all other eligible employees.

(b)

We pay the cost of an executive long-term disability policy that provides additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown represent premiums paid for both generally-available and additional insurance.

Grants of plan-based awards

The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2019. In the following table, PSU refers to our long-term performance-based stock units, RSU refers to restricted stock units, and STI refers to performance-based short-term cash incentives.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/14/2018	PSU				17,816	35,631	80,170			$3,500,033
	11/14/2018	RSU				8,994	17,987	17,987			$1,749,955
	11/14/2018	Options							80,092	$101.64	$1,750,010
	8/17/2018	STI	$628,869	$1,257,737	$2,515,474
Rob Douglas	11/14/2018	PSU				11,453	22,905	51,536			$2,249,958
	11/14/2018	Options							102,975	$101.64	$2,250,004
	8/17/2018	STI	$416,860	$833,720	$1,667,440
Jim Hollingshead	11/14/2018	PSU				5,090	10,180	22,905			$999,981
	11/14/2018	RSU				5,140	10,279	10,279			$1,000,044
	8/17/2018	STI	$251,615	$503,230	$1,006,460
Brett Sandercock	11/14/2018	PSU				5,090	10,180	22,905			$999,981
	11/14/2018	RSU				2,570	5,139	5,139			$499,973
	11/14/2018	Options							22,883	$101.64	$499,994
	8/17/2018	STI	$178,377	$356,754	$713,508
Raj Sodhi	11/14/2018	PSU				6,562	13,123	29,527			$1,289,072
	11/14/2018	RSU				6,080	12,160	12,160			$1,183,046
	8/17/2018	STI	$194,011	$388,021	$776,042

(a)

Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2019. Short-term incentive amounts actually earned for fiscal year 2019 are reflected in the Summary Compensation Table.

(b)

Our named executive officers received half the value of their annual equity award as PSUs and may choose to receive the remaining half value of their annual equity award as 100% options, 100% performance-based RSUs, or 50% of each; with the final number of options or RSUs based on their value determined under FASB ASC Topic 718.

(c)

Restricted stock unit awards granted in fiscal year 2019 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2019. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2019 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2019 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive's continued service.

(d)

Performance stock unit awards, or PSUs, granted in fiscal year 2019 are earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2019 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive's continued service.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

Assumption	November 14, 2018
Market price of stock	$101.64
Exercise price of option	$101.64
Expected stock volatility	23.0%
Risk-free interest rate	2.96%
Expected life	4.9	years
Dividend yield	1.46%

(g)

The dollar value of RSUs represents the grant date fair value, based on the probable outcome of the performance conditions and the closing value of $101.64 for RSUs granted on November 14, 2018.  The probable outcome of the performance condition was 100% and the maximum payout is equal to the target payout.

The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 14, 2019, assumes $101.64 share price and estimated Monte Carlo valuation of 96.7% ($98.23 per PSU), rounded to the nearest share.

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Outstanding equity awards at fiscal year end

The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2019.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of earned shares or units of stock that have not vested(b)	Market value of earned shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael Farrell		80,092	$101.64	11/14/2025	22,847	$2,788,019	17,987	(d)	$2,194,954
	34,260	68,521	$84.98	11/16/2024			35,631	(e)	$4,348,051
	93,110	46,555	$57.76	11/16/2023	11,155	$1,361,245	89,238	(f)	$10,889,713
	53,204		$43.63	03/01/2020	14,746	$1,799,454	117,970	(g)	$14,395,879
Rob Douglas		102,975	$101.64	11/14/2025	21,208	$2,588,012	22,905	(e)	$2,795,097
	22,672	45,345	$84.98	11/16/2024			59,056	(f)	$7,206,604
	150,098		$58.24	11/19/2022	7,382	$900,825	78,648	(g)	$9,597,415
	13,223		$43.63	03/01/2020	9,831	$1,199,677
Jim Hollingshead	26,555		$58.24	11/19/2022	15,348	$1,872,916	10,279	(d)	$1,254,346
							10,180	(e)	$1,242,265
					3,281		26,246	(f)	$3,202,799
					1,921		15,370	(h)	$1,875,601
					3,932		31,458	(g)	$3,838,820
Brett Sandercock		22,883	$101.64	11/14/2025	10,752	$1,312,067	5,139	(d)	$627,112
	27,157	13,579	$57.76	11/16/2023			10,180	(e)	$1,242,265
					3,281	$400,380	26,246	(f)	$3,202,799
					4,301	$524,851	34,408	(g)	$4,198,808
Raj Sodhi					9,302	$1,135,123	10,279	(d)	$1,254,346
							10,180	(e)	$1,242,265
					2,296	$280,181	18,373	(f)	$2,242,057
					2,949	$359,866	23,594	(g)	$2,879,176

(a)	The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
November 14, 2025	November 14, 2018	Three equal installments on November 11 of 2019, 2020 and 2021
November 16, 2024	November 16, 2017	Two equal installments on November 11 of 2019 and 2020
November 16, 2023	November 16, 2016	One installment on November 11 of 2019

(b)

The number shows outstanding unvested, but earned, RSUs and PSUs. Earned RSUs shown were granted in fiscal years 2017 and 2018, and vest in three annual equal increments on November 11 of each year following the grant date.  Banked PSUs are earned based on certified total shareholder return achievement during the first three years of the performance period, and are paid on the third anniversary of the November grant date. The table below shows the vesting schedules for these remaining RSUs and PSUs:

Named executive officer	RSUs vesting during fiscal year 2020	RSUs vesting during fiscal year 2021	PSU vesting of banked TSR performance units during fiscal year 2020	PSU vesting of banked TSR performance units during fiscal year 2021
Michael Farrell	15,956	6,891	14,746	11,155
Rob Douglas	16,648	4,560	9,831	7,382
Jim Hollingshead	11,294	4,054	5853 (i)	3,281
Brett Sandercock	6,698	4,054	4,301	3,281
Raj Sodhi	6,464	2,838	2,949	2,296

(i) Includes special grant issued February 16, 2017, with RSUs that vest in one installment on February 16 of 2020, and certified banked PSUs to vest in fiscal 2020.

(c)	The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($122.03) on the NYSE at June 28, 2019, the last business day of fiscal year 2019.
(d)

Represents RSUs that were granted to our executive officers in November 2018 under our incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2019. On June 30, 2019, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2019 that the targets were achieved. But because the information in this table is reported as of June 30, 2019, these shares are shown as unearned in the table.

(e)

Represents fiscal year 2019 performance-based stock units granted in November 2018, that are eligible for vesting following the end of a four-year performance period (beginning on the grant date), subject to acceleration, depending on our absolute TSR performance for the four-year period. In accordance with SEC rules, PSUs granted November 2018 are listed at 100% of the target stock units granted, representing the number of stock units that would be earned at target performance. However, our absolute TSR performance over the interim performance period from November 2018 through June 30, 2019, would be between threshold and target.

(f)

Represents fiscal year 2018 unearned PSUs granted in November 2017 that are eligible for vesting November 15, 2021, subject to possible acceleration, depending on our absolute TSR performance for the period. In accordance with SEC guidance, PSUs granted November 2017 are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from November 2017 through June 30, 2019, was between target and maximum performance.

(g)

Represents PSUs granted November 2016 that are eligible for vesting November 16, 2019, subject to acceleration, depending on our absolute TSR performance over the period. In accordance with SEC guidance, amounts are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from November 2016 through June 30, 2019, was at maximum performance.

(h)

Represents PSUs granted February 2017 that are eligible for vesting February 15, 2021, subject to acceleration, depending on our absolute TSR performance for the period.  In accordance with SEC guidance, amounts are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from February 2017 through June 30, 2019 was at maximum performance.

Option exercises and stock vested

The following table summarizes the shares acquired by each of our named executive officers during the fiscal year ended June 30, 2019, by exercising options or by vesting in restricted stock units or performance stock units.

	Option Awards		Stock Awards
Named executive officer	Number of shares acquired on exercise	Market value on exercise(a)	Number of shares acquired upon vesting	Value realized upon vesting(b)
Michael Farrell	39,906	$2,520,095	148,780	$15,588,985
Rob Douglas	33,332	$2,094,493	94,225	$9,862,306
Jim Hollingshead	13,968	$839,854	45,973	$4,811,294
Brett Sandercock	0	$0	48,041	$5,037,416
Raj Sodhi	0	$0	33,027	$3,467,597

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)	Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain a deferred compensation plan which allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to, and account balances under, our deferred compensation plan by our named executive officers for and as of the fiscal year ended June 30, 2019.

Named executive officer	Executive contributions in fiscal year 2019(a)	Company contributions in fiscal year 2019(b)	Aggregate earnings in fiscal year 2019(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2019(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$416,860	$0	$34,165	$0	$1,224,138
Jim Hollingshead	$740,408	$0	$131,686	$0	$2,871,506
Brett Sandercock	$0	$0	$0	$0	$0
Raj Sodhi	$0	$0	$0	$0	$0

(a)

Represents amounts that the named executive officers elected to defer in fiscal 2019. These amounts represent compensation earned by the named executive officers in fiscal 2019, and are also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal 2019 as company contributions to the accounts of the named executive officer. Any amounts would be also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.

(c)

Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)	Aggregate balance as of June 30, 2019 includes all contributions from earned income through fiscal 2019 and investment income reported by June 30, 2019.

General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. The plan permits us to make discretionary contributions from time to time. In fiscal 2019, we suspended the practice of restoring the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2019 are in the table below:

Name of investment option	Rate of return through June 30, 2019
MFS VIT Total Return Bond	8.32%
DFA VIT Inflation-Protection Securities Instl	5.85%
MFS VIT Value Svc	10.56%
BNY Mellon Stock Index	10.16%
American Funds IS Growth 2	5.95%
American Century VP Mid Cap Value I	2.96%
Great West T. Rowe Price Mid Cap Growth	15.57%
Delaware VIP Small Cap Value Series Svc (a)	-4.26%
Vanguard VIF Small Company Growth Inv	1.38%
Great West MFS International Value Initial	0.42%
American Funds IS International 2	-0.14%

Potential payments on termination or change of control

Change of control agreements. We have entered into agreements with each of our named executive officers and certain other members of senior management (a total of 17 currently employed persons as of September 26, 2019), that provide certain change of control payments and benefits. The terms of the agreements are for three years, with automatic three-year renewal terms.  In accordance with best practices regarding acceleration of equity in connection with a change of control, these agreements provide for double-trigger acceleration.

If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or
•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or
•

we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•	the pro rata portion of short-term incentive amounts earned through the date of termination;
•	a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s:
o	highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus
o

the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 80% to 100% in the case of our other named executive officers); plus

o

the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary.

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;
•

all of the executive’s unvested stock options, and shares of restricted stock, RSUs, or performance units will vest in full, except that performance units earned based on our TSR are earned based on actual performance based on a truncated performance period as of the termination date, as described below;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date, plus an additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

 All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. All our named executive officers’ current agreements expire January 1, 2021.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any requirement that the executive be based anywhere that is at least 50 miles away from both (i) the executive’s office location as of the date of the change of control and (ii) executive’s then primary residence, except for required travel by executive on business; (g) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (h) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.

Equity award terms – options and RSUs. Equity grant agreements for grants made to executive officers in fiscal year 2018 and later provide accelerated vesting only on termination due to death or permanent disability, or on a termination qualifying under the double-trigger benefits described in the “Change of control agreements” section above.

RSU grants and option awards made in fiscal year 2018 and later will vest pro rata on a qualifying retirement, and vested options may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. For these purposes, a “qualifying retirement” occurs when an employee terminates service after (a) sixty years of age and (b) completion of five years of continuous service with us.

For grants made in fiscal year 2017 and earlier,  our forms of option agreement and RSU agreement for named executive officers provided accelerated vesting on a change of control, as well as on termination due to death or permanent disability. These existing grant agreements have not been modified, and these legacy grants will continue to apply until the covered awards have fully vested or are terminated, which will occur no later than the end of fiscal year 2020.

Equity award terms – long-term performance-based stock units. Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, or voluntary termination for good reason, the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: TSR performance is measured through the date of the change of control and determines the number of units earned.
•	Death or permanent disability: 100% of target units are earned as of the date of the event.
•

Termination by company without cause or by executive for good reason or for qualifying retirement: TSR performance is measured through the date of termination, and compared to a prorated performance target, and the number of units so earned are then pro-rated based on executive’s service during the performance period.

•

Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that adjusting pro rata the target and performance period measurement for performance stock units in the event of involuntary terminations without cause or voluntary terminations for good reason in the absence of a change of control but requiring forfeitures for terminations with cause or resignations without good reason—is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 28, 2019, the last business day of fiscal year 2019. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for our Australia-based named executive officer is presented in US dollars based on the conversion rate in effect at the close of business June 28, 2019.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Health and insurance tax gross up(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$0	$14,695,791	$14,695,791
	Change of control and qualifying termination	$5,782,000	$105,313	$103,558	$22,400	$27,348,073	$33,361,344
	Death or disability	$0	$406,098	$0	$0	$29,137,689	$29,543,787
	Qualifying termination (without change of control)	$0	$0	$0	$0	$15,201,232	$15,201,232
Rob Douglas	Change of control	$0	$0	$0	$0	$10,901,601	$10,901,601
	Change of control and qualifying termination	$3,369,148	$78,985	$77,669	$16,800	$19,844,468	$23,387,070
	Death or disability	$0	$163,002	$0	$0	$17,564,811	$17,727,813
	Qualifying termination (without change of control)	$0	$0	$0	$0	$13,476,763	$13,476,763
Jim Hollingshead	Change of control	$0	$0	$0	$0	$6,318,994	$6,318,994
	Change of control and qualifying termination	$2,224,250	$78,985	$77,669	$16,800	$10,521,790	$12,919,494
	Death or disability	$0	$233,120	$0	$0	$8,828,138	$9,061,258
	Qualifying termination (without change of control)	$0	$0	$0	$0	$7,394,528	$7,394,528
Brett Sandercock	Change of control	$0	$0	$0	$0	$9,015,458	$9,015,458
	Change of control and qualifying termination	$1,551,095	-	$0	$63,152	$9,015,458	$10,629,705
	Death or disability	$0	$0	$0	$0	$8,221,555	$8,221,555
	Qualifying termination (without change of control)	$0	$0	$0	$0	$6,007,956	$6,007,956
Raj Sodhi	Change of control	$0	$0	$0	$0	$3,270,506	$3,270,506
	Change of control and qualifying termination	$1,837,500	$78,985	$77,669	$16,800	$6,686,892	$8,697,846
	Death or disability	$0	$422,323	$0	$0	$6,192,290	$6,614,613
	Qualifying termination (without change of control)	$0	$0	$0	$0	$4,297,423	$4,297,423

(a)

Represents the dollar value of cash severance for all officers based on their base salary as of June 30, 2019.  For change of control and qualifying termination, this represents each executive’s termination salary plus the short-term incentive based on the officer's base salary and target incentive as of June 30, 2019.

(b)

Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is due change of control and qualifying termination, the amount includes a tax gross up. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2019.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.
(d)

The value of accelerating options is based on the difference between the option exercise price and the June 28, 2019 closing price of our common stock on the NYSE ($122.03). The value of accelerating outstanding restricted stock units is based on the June 28, 2019 closing price of our common stock on the NYSE. The value of accelerating performance stock units is based on interim TSR performance measured as of June 30, 2019.  Termination based on death or disability value PSUs based on target shares at the June 30, 2019 closing price of our common stock on the NYSE, the other PSU valuation were based on results as of June 30, 2019 of 225% for outstanding PSUs granted between 2016 and June 2018, and 100% for outstanding PSUs granted in November 2018.  No executive qualified for retirement under the 2009 Incentive Award Plan, as amended and restated during fiscal year 2019, which value would be included under termination without change of control.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

During fiscal year 2019, the compensation committee reviewed our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the program do not create incentives to take on too much risk, that there are not incentives to take undue risks that exist in the broad-based incentive programs below the executive level, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term and incentive-based compensation, the use of performance-based targets and evaluations, and our compensation recovery policy.

Chief executive officer pay ratio

We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2018 as the date for establishing the employee population used in identifying the median employee and the fiscal year as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of 5,617 individuals. Approximately 769 new employees were added to our employee population during fiscal year 2019 as a result of the Propeller Health and MatrixCare acquisitions. In accordance with SEC rules, these employees were not included in the consideration of the pay ratio calculation for fiscal year 2019. We identified the median employee using total target cash including base salary or wages, target incentive payment and cash allowances paid to our employees. The identification of the median employee did not change from 2018 to 2019. For fiscal year 2019, the annual total compensation of the employee identified at median of our company (other than our chief executive officer), was $60,918; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $9,635,100. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.  Based on this information, for fiscal year 2019, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was 158 to 1.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2019 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2019 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, chair

Karen Drexler

Harjit Gill

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the notes to those statements.

The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2019, and the effectiveness of our internal controls as of June 30, 2019. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB and the Securities and Exchange Commission. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence, and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2019, for filing with the SEC.

Audit committee

Carol Burt, chair

Jan De Witte

Ron Taylor

Jack Wareham

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2019 and 2018, and fees billed for other services by KPMG LLP.

Fees	2019	2018
Audit fees(a)	$2,590,998	$2,694,118
Audit-related fees(b)	$32,500	$35,000
Tax-related fees(c)	$43,206	$175,086
All other fees	$0	$0
Total fees	$2,666,704	$2,904,204

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.
(c)	Fees approved by the audit committee related to review of transfer pricing master files and research and development credit tax filings.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 143,769,176 shares of our common stock outstanding (which excludes treasury shares) on September 26, 2019, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
Vanguard
100 Vanguard Blvd.	14,865,234	(a)	10.34%
Malvern, PA 19355
Black Rock, Inc.
55 East 52nd Street	12,568,726	(b)	8.74%
New York, NY 10055
FMR LLC
245 Summer Street	7,813,366	(c)	5.43%
Boston, MA 02210

Named executive officers, directors and nominees	Amount and nature of beneficial ownership(d)	Percent of outstanding common stock
Michael Farrell	538,013	*
Rob Douglas	405,003	*
Peter Farrell	237,743	*
Brett Sandercock	101,819	*
Jack Wareham	82,726	*
Jim Hollingshead	87,810	*
Carol Burt	24,173	*
Ron Taylor	19,855	*
Raj Sodhi	19,771	*
Rich Sulpizio	9,953	*
Karen Drexler	5,524	*
Harjit Gill	2,533	*
Jan De Witte	1,406	*
All current executive officers and directors as a group (15 persons)	1,755,887	1.22%

*Less than 1%

(a)

Based on information provided in Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, that reports sole voting over 173,743 shares, sole dispositive power over 14,656,363 shares, shared voting power over 34,525 shares and shared dispositive power over 208,871 shares.

(b)

Based on information provided in Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc., that reports sole voting power over 11,019,607 shares and sole dispositive power over all these shares.

(c)

Based on information provided in Schedule 13G filed with the SEC on February 13, 2019, by FMR, Inc., that reports sole voting power over 912,068 shares and sole dispositive power over all these shares.  Abigail P. Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(d)

Beneficial ownership is stated as of September 26, 2019, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 26, 2019, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November 2019 as their number cannot be finally determined until the compensation committee certifies the performance of the TSR objectives in November. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	RSUs(i)
Mick Farrell	268,133	21,951
Rob Douglas	233,069	16,648
Peter Farrell	11,442	-
Brett Sandercock	40,736	8,411
Jack Wareham	70,326	-
Jim Hollingshead	24,155	12,315
Carol Burt	-	2,533
Ron Taylor	-	2,533
Raj Sodhi	-	9,890
Rich Sulpizio	-	2,533
Karen Drexler	-	2,533
Harjit Gill	-	2,533
Jan De Witte	-	1,106

(i) Excludes shares that may vest from the November 2016 PSU grant, because they are not determinable until the performance period ends.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2019.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans(c)
Equity compensation plans approved by security holders	2,706,284	$72.91	16,325,919
Employee stock purchase plan approved by security holders	N/A	N/A	2,253,266
Equity compensation plans not approved by security holders	0	0	0
Total	2,706,284	$72.91	18,579,185

(a)

Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 1,260,114 shares reserved for outstanding options, 759,569 shares reserved for outstanding RSUs and 686,601 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2019, shares would have been earned above the target PSU grant.

(b)	Represents the weighted-average exercise price of the 1,260,114 outstanding stock options as of June 30, 2019.
(c)

Represents shares available for issuance under our incentive plan and our employee stock purchase plan. Assumes 2,126,793 shares are not available to issue, because they would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (225% of target).  The maximum number of shares subject to purchase under our ESPP offerings outstanding on June 30, 2019 is 145,541.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2019 were satisfied, with the exception of two: a Form 4 on behalf of Karen Drexler reporting a grant of restricted stock units was filed late on March 1, 2019, after the initial timely filing was rejected due to a footnote error, and the rejection was inadvertently overlooked; and a Form 4 on behalf of Brett Sandercock reporting a sale of shares was filed one day late on December 21, 2018 due to an administrative oversight.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under our related party transaction policy and procedures, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2019” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our compensation committee; all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell or Peter Farrell’s participation), after considering the compensation committee’s recommendation.

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Proposals included in the proxy statement

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2020 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 4, 2020. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the proxy statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2020 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 23, 2020, and no later than September 12, 2020.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;
(2)	the reasons for conducting that business at the meeting;
(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and
(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;
(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;
(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:
a.	the full notional amount of any securities that, directly or indirectly, underlie any derivative security;
b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;
c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;
d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;
e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;
(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

Reconciliation of non-GAAP financial measures

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below (in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2019	2018
GAAP income from operations	$579,263	$541,831
Amortization of acquired intangible assets(a)	74,938	46,383
Restructuring expenses(a)	9,401	18,432
Deferred revenue fair value adjustment (a)	5,348	-
Litigation settlement expenses	41,199	-
Acquisition and integration expenses(a)	6,123	-
Non-GAAP income from operations	$716,272	$606,646

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2019	2018
GAAP net income	$404,592	$315,588
Amortization of acquired intangible assets, net of tax(a)	57,246	33,694
Deferred revenue fair value adjustment, net of tax (a)	4,067
Acquisition related expenses	5,362
Restructuring expenses, net of tax(a)	7,205	13,328
Litigation settlement expenses, net of tax	36,248
U.S. tax reform (a)	6,654	138,016
Fair value impairment of investment (a)	5,000	-
Foreign tax credit adjustment	-	7,204
Non-GAAP net income(a)	$526,374	$507,830
Diluted shares outstanding	144,484	143,987
GAAP diluted earnings per share	$2.80	$2.19
Non-GAAP diluted earnings per share(a)	$3.64	$3.53

(a)

ResMed adjusts for the impact of the amortization of acquired intangibles, deferred revenue fair value adjustment, acquisition-related expenses, restructuring-related expenses, litigation settlement expenses, fair value impairment of investment, and the impact of U.S. tax reform on income tax expense, from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AMY WAKEHAM

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 20, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 20, 2019.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 20, 2019. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors Election of three directors, each to serve until our 2022 annual meeting.
Nominees:	For	Against	Abstain

1a. Carol Burt	☐	☐	☐
1b. Jan De Witte	☐	☐	☐
1c. Rich Sulpizio	☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.	☐	☐	☐

3. Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RESMED

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 21, 2019, at 10:00 a.m. US Pacific Time
Friday, November 22, 2019, at 5:00 a.m. Australian Eastern Time

Location:	ResMed’s US corporate office
9001 Spectrum Center Boulevard San Diego, California 92123

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 26, 2019, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 21, 2019, at 10:00 a.m. US Pacific Time (Friday, November 22, 2019, at 5:00 a.m. Australian Eastern Time) in ResMed’s US corporate office, 9001 Spectrum Center Boulevard, San Diego, California 92123, USA, or any adjournment or postponement of the meeting. If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1, and “FOR” Items 2 and 3.

(See reverse for voting instructions)